Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

RAIT Financial Trust manages a portfolio of real-estate related assets, provides a comprehensive set of debt financing options to the real estate industry and invests in real estate-related assets. Our income is generated primarily from:

•	interest income from our investments, net of any financing costs, or net interest margin,

•	fee income from originating and managing assets and

•	rental income from our investments in real estate assets.

We continue to face challenging and volatile market conditions that began in the second half of 2007, including significant disruptions in the credit markets, abrupt and significant devaluations of assets directly or indirectly linked to the real estate finance markets, and the attendant removal of liquidity, both long and short term, from the capital markets. More recently, global recessionary economic conditions have developed and the capital markets have become even more volatile. We cannot predict with any certainty the potential impact on our financial performance of contemplated or future government interventions in financial markets. We seek to position RAIT to be able to take advantage of opportunities once market conditions improve and to maximize shareholder value over time. To do this, we will continue to focus on:

•	managing our investment portfolios to reposition non-performing assets and maximize cash flows;

•	taking advantage of our commercial real estate platform to invest in the distressed commercial real estate debt market;

•	reducing our leverage through additional purchases of our debt;

•	managing the size and cost structure of our business to match today’s operating environment; and

•	developing new financing sources intended to maintain and increase our adjusted earnings and REIT taxable income.

In the current economic environment, we are seeking to effectively manage and service our investment portfolios with a goal of continuing to generate cash flow from our securitizations and our investments. We expect to continue to focus our efforts on our commercial real estate portfolio, while we expect our other portfolios to continue to generate significant cash flow. Given this environment, we continue to review investment opportunities within our own capital structure, such as collateral exchanges with our securitizations, to seek to improve the credit profile of, and maximize the distributions from, our securitizations. We expect to enhance our ability to earn asset management and servicing fees in the future. While our collateral management fees were reduced in 2008 by the increasing redirection of our subordinated management fees from securitizations due to the performance of the underlying collateral, we continued to earn substantial senior management fees and see opportunities for growth in this area. In 2008, we experienced lower asset originations and, accordingly, lower origination fees. Our return from originating new investments may increasingly be in the form of fees under the terms of new financing arrangements we develop, such as co-investment and joint venturing strategies.

We originated a smaller amount of new investments in 2008 due to the economic conditions and the limited availability of new capital discussed above. We expect our rate of originating new investments to remain lower than historical levels. We continue to look for new investment opportunities, including investments in the distressed commercial real estate debt market.

During 2008, we reduced our leverage and eliminated our exposure to short term repurchase debt subject to margin calls. We also have repurchased, and expect to continue to repurchase, our discounted debt. We will also continue to seek and develop alternative financing sources while focusing on enhancing our liquidity.

During the years ended December 31, 2008 and 2007, we generated adjusted earnings per diluted share of $1.82 and $2.88, respectively, total loss per diluted share of $6.99 and $6.18, respectively, and gross cash flow of $174.5 million and $214.3 million, respectively. Our GAAP net losses in the years ended December 31, 2008 and 2007 were primarily caused by the following:

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Allowance for losses. We increased our allowance for losses to $172.0 million as of December 31, 2008 from $26.4 million as of December 31, 2007. The provision for losses recorded during the year ended December 31, 2008 was $162.8 million and resulted from increased delinquencies in our residential mortgage loans and increased non-performing loans in our commercial real estate portfolios.

Performance in our commercial real estate portfolio has deteriorated during 2008. As of December 31, 2008, we had $186.0 million of non-performing loans, an increase of $144.1 million from $41.9 million of non-performing loans as of December 31, 2007. Worsening economic conditions, reduced occupancy, lack of liquidity and, in some cases, bankruptcy by our borrowers, has caused the increase in our non-performing loans and the related increase in our allowance for losses. We increased our allowance for losses on our commercial real estate portfolio to $117.7 million as of December 31, 2008 from $14.6 million as of December 31, 2007.

During the year ended December 31, 2008, delinquencies in our residential mortgage portfolios increased by $184.4 million, or 153.8%, to $304.3 million as of December 31, 2008 compared to $119.9 million as of December 31, 2007. During this same period, house prices across the United States declined dramatically coupled with a steady and significant increase in loan foreclosures. As a result of these trends, we increased our allowance for losses on our residential mortgages to $54.2 million as of December 31, 2008 from $11.8 million as of December 31, 2007.

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Changes in fair value of financial instruments. During 2008, the change in fair value of our financial instruments fluctuated significantly from historical levels due to the continuing turmoil in the credit markets. The change in fair value of our financial instruments was a net decrease of $552.4 million during the year ended December 31, 2008, before noncontrolling allocations of $206.0 million. This change was comprised of a decrease in the fair value of our financial assets totaling $1.7 billion, a decrease in the fair value of our financial liabilities totaling $1.6 billion and a decrease in the fair value of our interest rate derivatives totaling $394.8 million. Due to the volatility of the financial markets, we are unable to predict with any level of certainty the future changes in the fair value of our financial instruments.

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Asset impairments. We recorded asset impairments of $67.1 million during the year ended December 31, 2008. These asset impairments were comprised of $22.6 million associated with investments in securities whose cash flows were reduced during 2008 from collateral defaults, $29.1 million associated with intangible assets, and $15.4 million associated with direct real estate investments where the expected recovery value of the property has diminished below our investment basis.

Our commercial real estate loans are our primary investment portfolio generating $95.4 million, or 54.7%, and $119.7 million, or 55.8%, of our gross cash flow during the years ended December 31, 2008 and 2007, respectively. During the years ended December 31, 2008 and 2007, we originated $612.7 million and $2,586.6 million, respectively, of new commercial real estate loans. Worsening economic conditions have subjected borrowers under our commercial real estate loans to financial stress, which has increased the number of loans on non-accrual and caused us to increase our allowance for losses. We continue to actively monitor and manage these loans. Where it is likely to enhance our returns, we consider restructuring loans, including restructuring that results in our consolidation of the underlying property. As we continue to pursue ways of improving our overall recovery and repayment on these loans, we may experience temporary reductions in net investment income and cash flow. CMBS financing has become less available as a source of refinancing for our borrowers, which slowed the pace of refinancing by our borrowers while also creating new lending opportunities for us. The U.S. government sponsored entities Fannie Mae and Freddie Mac continue to provide financing for the acquisition and refinancing of multi-family properties, which may positively impact our loans collateralized by multi-family properties. Liquidity for other commercial property types remains limited since banks are hesitant to lend and the securitization market for commercial real estate assets effectively has ceased. A substantial portion of our commercial real estate portfolio will mature in 2009. We expect that we will restructure increasing numbers of loans in the event our borrowers cannot obtain sources of refinancing upon maturity.

Our portfolio of residential mortgages generated $19.5 million, or 11.2%, and $21.2 million, or 9.9%, of our gross cash flow during the years ended December 31, 2008 and 2007, respectively. We have seen the delinquency rates in our residential mortgage portfolio increase, which resulted in increases in our loan loss reserves and the number and amount of loans on non-accrual status.

Our portfolio of TruPS generated $44.3 million, or 25.4%, and $58.6 million, or 27.4%, of our gross cash flow during the years ended December 31, 2008 and 2007, respectively. We continue to experience credit deterioration of TruPS issuers. This credit deterioration adversely affects the cash flow we receive from our securitizations and the fair value of their collateral. We continue to seek remedies and other means of restructuring our TruPS so as to improve the overall recovery in future periods. In January 2009, Taberna VIII and Taberna IX did not receive interest payments from a borrower which resulted in the re-direction of cash flow to repay principal of senior debt in each of these securitizations.

While we believe we have made appropriate adjustments to the valuation of our investments and our provision for losses in our residential mortgage and commercial real estate loan portfolios, future operations may be adversely affected by similar conditions in our investment portfolio.

Adoption of SFAS No. 159

Prior to January 1, 2008, we recorded certain of our investments in securities and derivatives at fair value. Upon adoption of SFAS No. 159 on January 1, 2008, we adjusted the carrying amounts of certain investments in securities, certain CDO notes payable, certain derivative instruments and other assets and liabilities to fair value resulting in an increase to shareholders’ equity of $1.1 billion on January 1, 2008. Subsequent to January 1, 2008, we reflect the fair value of these financial assets and liabilities in our consolidated balance sheet, with all changes in fair value recorded in earnings.

The following table summarizes the cumulative net fair value adjustments through December 31, 2008 for the specific financial assets and liabilities we elected for the fair value option under SFAS No. 159 (dollars in thousands):

	Fair Value Adjustments as of December 31, 2007	SFAS No. 159 Fair Value Adjustments on January 1, 2008	SFAS No. 159 Fair Value Adjustments during the Year Ended December 31, 2008	Cumulative Fair Value Adjustments as of December 31, 2008
Assets:
Investments in securities (1)	$(494,765)	$(99,991)	$(1,737,305)	$(2,332,061)
Deferred financing costs, net of accumulated amortization	—	(18,047)	—	(18,047)
Liabilities:
Trust preferred obligations	—	52,070	145,339	197,409
CDO notes payable	—	1,520,616	1,434,175	2,954,791
Derivative liabilities	(155,080)	—	(394,821)	(549,901)
Other liabilities	—	6,103	175	6,278

Fair value adjustments before allocation to noncontrolling interests	(649,845)	1,460,751	(552,437)	258,469
Allocation of fair value adjustments to noncontrolling interests	123,881	(373,357)	206,036	(43,440)

Cumulative effect on shareholders’ equity	$(525,964)	$1,087,394	$(346,401)	$215,029

(1)	Prior to January 1, 2008, trading securities were classified as available-for-sale and carried at fair value. Accordingly, the election of the fair value option under SFAS No. 159 for trading securities did not change their carrying value and resulted in a reclassification of $310.5 million from accumulated other comprehensive income (loss) to retained earnings (deficit) on January 1, 2008.

Through December 31, 2008, the cumulative effect of the fair value adjustments recorded on each financial asset and liability selected for the fair value option under SFAS No. 159 was a net increase in shareholders’ equity of $215.0 million. This net increase in shareholders’ equity may reverse through earnings as an unrealized loss in the future. For example, in the event our CDO notes payable were to recover some or all of their par amount, at a speed that exceeds any recovery of par amount by our investments in securities, the difference in the respective par amount recoveries could adversely affect earnings. Given the market conditions referred to above and the volatility in interest rates and the credit performance of our underlying collateral, we cannot determine whether further fluctuations in the fair value of our assets and liabilities subject to SFAS No. 159 will have a material effect on our financial performance.

Trends That May Affect Our Business

The following trends may affect our business:

Credit, capital markets and liquidity risk. We expect that the credit events that occurred during 2008, which have significantly reduced market liquidity and limited our financing strategies, will continue to significantly limit our ability to finance investments in our targeted asset classes for the foreseeable future. We expect that these events may cause additional covenant defaults, increased delinquencies or missed payments from issuers of TruPS, our portfolio of commercial real estate loans or from our portfolio of residential mortgage loans. This will likely cause reductions in our net investment income, increases in our provision for losses, decreases in the fair value of our assets, increases in our asset impairments and may reduce the cash flows we receive from our securitizations.

To finance investments in our commercial loan portfolio in the future, management will seek to structure match funded financing opportunities through the use of restricted cash in, and through the reinvestment of repayment amounts received under, our current securitizations and through loan participations, bank lines of credit, joint-venture opportunities and other methods that preserve our capital while making investments that generate an attractive return.

Interest rate environment. Interest rates experienced significant volatility during the year ended December 31, 2008. Continued volatility in interest rates may impact the fair value of our investments and/or the net investment income generated by those investments in the future.

We do not expect that an increase or decrease in interest rates would dramatically impact our net investment income generated by our residential mortgage and commercial and mezzanine loan portfolios. Our investments in residential mortgages have been financed through the issuance of mortgage-backed securities that bear interest at rates with similar terms as those of the underlying residential mortgages, effectively match funding our investments with our liabilities. In the case of investments in commercial and mezzanine loans, we use floating rate line of credit borrowings and long-term floating rate CDO notes payable to finance our investments. To the extent the quantity of fixed-rate commercial and mezzanine loans are not directly offset by matching fixed-rate CDO notes payable, we utilize interest rate derivative contracts to convert our floating rate liabilities into fixed-rate liabilities, effectively match funding our assets with our liabilities.

Our investments in securities are comprised of TruPS, subordinated debentures, unsecured debt securities and CMBS held by our consolidated CDO entities. These securities bear fixed and floating interest rates. A large portion of these fixed-rate securities are hybrid instruments, which convert to floating rate securities after a five or ten year fixed-rate period. We have financed these securities through the issuance of floating rate and fixed-rate CDO notes payable. A large portion of the CDO notes payable are floating rate instruments, and we use interest rate swaps to effectively convert this floating rate debt into fixed-rate debt during the period in which our investments in securities are paid at a fixed coupon rate. By using this hedging strategy, we believe we have effectively match-funded our assets with liabilities during the fixed-rate period of our investments in securities. An increase or decrease in interest rates will generally not impact our net investment income generated by our investments in securities. However, an increase or decrease in interest rates will affect the fair value of our investments in securities, which will generally be reflected in our financial statements as changes in the fair value of financial instruments.

Prepayment rates. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates on our assets also may be affected by other factors, including, without limitation, conditions in the housing, real estate and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate loans. If interest rates begin to fall, triggering an increase in prepayment rates in our residential mortgage and commercial loan portfolio, our net investment income may decrease. However, the lack of financing alternatives may cause loans to extend and provide an opportunity to increase the net investment income. While interest rates have decreased substantially during 2008, prepayment rates have not increased due to the lack of mortgage financing in the current economic and credit environments.

Residential housing prices, delinquency rates and lending. In recent periods, home values have declined, the number of mortgage defaults has been increasing and the availability of residential mortgage financing has been declining substantially. Increasing foreclosure activity is resulting from “underwater” mortgages on which the balance owed is more than the current value of the property, and defaults on loan payments by homeowners due to adjustments of the payment amount or the effect of economic conditions on the homeowner. The federal government has proposed a plan intended to address residential housing issues. Legislation has also been proposed to change federal bankruptcy law so that judges can unilaterally reduce the mortgage debt owed by borrowers in bankruptcy proceedings. We cannot predict the impact of this plan or proposal on us in general or our residential mortgage portfolio in particular.

Commercial real estate lack of liquidity and reduced performance. The market for CMBS and other sources of financing for commercial real estate has contracted severely, creating increased risk of defaults upon the maturity of loans due to the lack of sources of refinancing. Due to current economic conditions, the multi-family, office and retail sectors of commercial real estate are seeing increased vacancy levels and reduced rents. We cannot predict the severity of future increases in vacancy levels and reductions of rent.

Critical Accounting Estimates and Policies

We consider the accounting policies discussed below to be critical to an understanding of how we report our financial condition and results of operations because their application places the most significant demands on the judgment of our management.

Our financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition for Investment Income. We recognize interest income from investments in debt and other securities, residential mortgages, commercial mortgages and mezzanine loans on a yield to maturity basis. Upon the acquisition of a loan at a discount, we assess the portions of the discount that constitutes accretable yields and non-accretable differences. The accretable yield represents the excess of our expected cash flows from the loan over the amount we paid for the loan. That amount, the accretable yield, is accreted to interest income over the remaining life of the loan. Many of our commercial mortgages and mezzanine loans provide for the accrual of interest at specified rates which differ from current payment terms. Interest income is recognized on such loans at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible. Management evaluates loans for non-accrual status each reporting period. Payments received for loans on non-accrual status are applied to principal until the loan is removed from non-accrual status. Past due interest is recognized on non-accrual loans when they are removed from non-accrual status and are making current interest payments. For investments that we did not elect to record at fair value under SFAS No. 159, origination fees and direct loan origination costs are deferred and amortized to net investment income, using the effective interest method, over the contractual life of the underlying loan security or loan, in accordance with SFAS No. 91. For investments that we elected to record at fair value under SFAS No. 159, origination fees and direct loan costs are recorded in income and are not deferred. We recognize interest income from interests in certain securitized financial assets on an estimated effective yield to maturity basis. Management estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience.

Investments. We invest in debt securities, residential mortgages and mortgage-related receivables, commercial mortgages, mezzanine loans and other types of real estate-related assets. We account for our investments in securities under SFAS No. 115, and designate each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on our intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). See “Fair Value of Financial Instruments.” Our estimate of fair value is subject to a high degree of variability based upon market conditions and management assumptions. Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at amortized cost at each reporting period.

On January 1, 2008, we adopted SFAS No. 159. See “Recent Accounting Pronouncements.” In applying SFAS No. 159, we classified certain of our available for sale securities as trading securities on January 1, 2008. Trading securities are carried at their estimated fair value, with changes in fair value reported in earnings.

We account for our investments in subordinated debentures owned by trust VIEs that we consolidate as available-for-sale securities. These VIEs have no ability to sell, pledge, transfer or otherwise encumber the trust or the assets of the trust until such subordinated debenture’s maturity. We account for investments in securities where the transfer meets the criteria as a financing under SFAS No. 140, at amortized cost. Our investments in security-related receivables represent securities that were transferred to issuers of CDOs in which the transferors maintained some level of continuing involvement.

We account for our investments in residential mortgages and mortgage-related receivables, commercial mortgages, mezzanine loans and other loans at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans. Mortgage-related receivables represent loan receivables secured by residential mortgages, the legal title to which is held by our consolidated securitizations. These residential mortgages were transferred to the consolidated securitizations in transactions accounted for as financings under SFAS No. 140. Mortgage-related receivables maintain all of the economic attributes of the underlying residential mortgages and all benefits or risks of that ownership inure to the trust subsidiary.

We use our judgment to determine whether an investment in securities has sustained an other-than-temporary decline in value. If management determines that an investment in securities has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings, and we establish a new cost basis for the investment. Our evaluation of an other-than-temporary decline is dependent on the specific facts and circumstances. Factors that we consider in determining whether an other-than-temporary decline in value has occurred include: the estimated fair value of the investment in relation to our cost basis; the financial condition of the related entity; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery of the fair value of the investment.

Allowance for Losses. We maintain an allowance for losses on our investments in residential mortgages and mortgage-related receivables, commercial mortgages, mezzanine loans and other loans. Our allowance for losses is based on management’s evaluation of known losses and inherent risks, for example, historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant factors. Specific allowances for losses on our commercial and mezzanine loans are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. Our allowance for loss on residential mortgage loans is evaluated collectively for impairment as the mortgage loans are homogenous pools of residential mortgages. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries).

Transfers of Financial Assets. We account for transfers of financial assets under SFAS No. 140 as either sales or financings. Transfers of financial assets that result in sales accounting are those in which (1) the transfer legally isolates the transferred assets from the transferor, (2) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (3) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet these criteria, the transfer is accounted for as a financing. Financial assets that are treated as sales are removed from our accounts with any realized gain (loss) reflected in earnings during the period of sale. Financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as securitized borrowings, or security-related receivables.

Derivative Instruments. We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with SFAS No. 133, we measure each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record such amounts in our consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges, derivatives not designated as hedges, or for derivatives for which we elected the fair value option under SFAS No. 159, the changes in fair value of the derivative instrument are recorded in earnings. For derivatives designated as cash flow hedges, the changes in the fair value of the effective portions of the derivative are reported in other comprehensive income. Changes in the ineffective portions of cash flow hedges are recognized in earnings.

Fair Value of Financial Instruments. Effective January 1, 2008, we adopted SFAS No. 157, which requires additional disclosures about our assets and liabilities that we measure at fair value. As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity for disclosure purposes. Beginning in January 2008, assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined in SFAS No. 157 and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities are as follows:

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Level 1: Valuations are based on unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets carried at level 1 fair value generally are equity securities listed in active markets. As such, valuations of these investments do not entail a significant degree of judgment.

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Level 2: Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Fair value assets and liabilities that are generally included in this category are unsecured REIT note receivables, commercial mortgage-backed securities, or CMBS, receivables and certain financial instruments classified as derivatives where the fair value is based on observable market inputs.

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Level 3: Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset. Generally, assets and liabilities carried at fair value and included in this category are TruPS and subordinated debentures, trust preferred obligations and CDO notes payable where observable market inputs do not exist.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of investment, whether the investment is new, whether the investment is traded on an active exchange or in the secondary market, and the current market condition. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that management believes market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that management believes are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be transferred from Level 1 to Level 2 or Level 2 to Level 3.

Many financial institutions have bid and ask prices that can be observed in the marketplace. Bid prices reflect the highest price that we and others are willing to pay for an asset. Ask prices represent the lowest price that we and others are willing to accept for an asset. For financial instruments whose inputs are based on bid-ask prices, we do not require that fair value always be a predetermined point in the bid-ask range. Our policy is to allow for mid-market pricing and adjusting to the point within the bid-ask range that results in our best estimate of fair value.

Fair value for certain of our Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular instrument, specific issuer information and other market data for securities without an active market. In accordance with SFAS No. 157, the impact of our own credit spreads is also considered when measuring the fair value of financial assets or liabilities, including derivative contracts. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads, credit quality and market liquidity. These adjustments are applied on a consistent basis and are based on observable inputs where available. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

For further discussion on fair value of our financial instruments, see “Item 8. Financial Statements and Supplementary Data. Note 8: Fair Value of Financial Instruments.”

Recent Accounting Pronouncements. In February 2007, the FASB issued SFAS No. 159, which provides entities with an irrevocable option to report most financial assets and liabilities at fair value, with subsequent changes in fair value reported in earnings. The election can be applied on an instrument-by-instrument basis. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. As of January 1, 2008, we adopted SFAS No. 159 and we recorded, at fair value, certain of our investments in securities, CDO notes payable and trust preferred obligations used to finance those investments and any related interest rate derivatives. Subsequent to January 1, 2008, all changes in the fair value of such investments in securities, CDO notes payable, trust preferred obligations and related interest rate derivatives are recorded in earnings. Upon adoption of SFAS No. 159 on January 1, 2008, we recognized an increase to shareholders’ equity of $1.1 billion.

The following table presents information about the eligible instruments for which we elected the fair value option and for which adjustments were recorded as of January 1, 2008 (dollars in thousands):

	Carrying Amount as of December 31, 2007	Effect from adoption of SFAS No. 159	Carrying Amount as of January 1, 2008 (After adoption of SFAS No. 159)
Assets:
Trading securities (1)	$2,721,360	$—	$2,721,360
Security-related receivables	1,050,967	(99,991)	950,976
Deferred financing costs, net of accumulated amortization	18,047	(18,047)	—
Liabilities:
Trust preferred obligations	(450,625)	52,070	(398,555)
CDO notes payable	(3,695,858)	1,520,616	(2,175,242)
Derivative liabilities	(155,080)	—	(155,080)
Deferred taxes and other liabilities	(6,103)	6,103	—

Fair value adjustments before allocation to noncontrolling interests		1,460,751
Allocation of fair value adjustments to noncontrolling interests	—	(373,357)	(373,357)

Cumulative effect on shareholders’ equity from adoption of SFAS No. 159 (2)		$1,087,394

(1)	Prior to January 1, 2008, trading securities were classified as available-for-sale and carried at fair value. Accordingly, the election of the fair value option under SFAS No. 159 for trading securities did not change their carrying value and resulted in a reclassification of $310.5 million from accumulated other comprehensive income (loss) to retained earnings (deficit) on January 1, 2008.

(2)	The $1,087.4 million cumulative effect on shareholders’ equity from the adoption of SFAS No. 159 on January 1, 2008 was comprised of a $310.5 million increase to accumulated other comprehensive income (loss) and a $776.9 million increase to retained earnings (deficit).

On January 1, 2009, we adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51”, or SFAS No. 160. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. Upon adoption, we reclassified amounts in our historical balance sheet financial statement caption “minority interests” to the new caption promulgated by SFAS No. 160, “noncontrolling interests”. The new caption is presented within equity on the consolidated balance sheet. Furthermore, the allocation of any net income to noncontrolling interests is also presented in our consolidated statements of operations, however it is presented below net income. Upon adoption, all prior periods presented were reclassified to be comparable to the current period presentation. The consolidated financial statements included in Item 8 herein have been updated to reflect the retrospective application of SFAS No. 160 to all prior periods.

In February 2008, the FASB issued FASB Staff Position, or FSP, No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions”, or FSP No. 140-3. FSP No. 140-3 provides guidance on accounting for a transfer of a financial asset and a repurchase financing. FSP No. 140-3 presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and shall be evaluated separately under SFAS No. 140. The statement is effective for fiscal years beginning after November 15, 2008. The adoption of FSP No. 140-3 did not have a material effect on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133”, or SFAS No. 161. SFAS No. 161 requires enhanced disclosure related to derivatives and hedging activities and thereby seeks to improve the transparency of financial reporting. Under SFAS No. 161, entities are required to provide enhanced disclosures relating to: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The statement is effective for fiscal years beginning after November 15, 2008. The adoption of SFAS No. 161 did not have a material effect on our consolidated financial statements.

On January 1, 2009, we adopted Financial Accounting Standards Board, or FASB, Staff Position, or FSP, Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, or FSP APB 14-1, which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. Management estimated this rate was 7.11% in April 2007. The equity component is presented in shareholders’ equity and the accretion of the resulting discount on the debt is recognized as part of interest expense in the consolidated statement of operations. FSP APB 14-1 requires retrospective application to the terms of instruments as they existed for all periods presented. Upon adoption, we recorded a discount on our issued and outstanding convertible senior notes of $1,996. This discount reflects the fair value of the embedded conversion option within the convertible debt instruments and was recorded as an increase to additional paid in capital. The fair value was calculated by discounting the cash flows required in our convertible debt agreement by a discount rate that represents management’s estimate of our senior, unsecured, non-convertible debt borrowing rate at the time when the convertible senior notes were issued. The discount will be amortized to interest expense through April 15, 2012, the date at which holders of our convertible senior notes could require repayment. Upon adoption, all prior periods were restated to reflect the retrospective application of APB 14-1 to all prior periods. The discount amortization recorded was $364 and $244 for the yeas ended December 31, 2008 and 2007, respectively. The consolidated financial statements included in Item 8 herein have been updated to reflect the retrospective application of APB 14-1 to all prior periods.

On January 1, 2009, we adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payments Transactions are Participating Securities”, or FSP EITF 03-6-1. FSP EITF 03-6-1 clarifies whether instruments granted in share-based payment transactions should be included in the computation of earnings per share using the two-class method prior to vesting. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Upon adoption, we classified unvested restricted shares issued under our 2008 Equity Compensation plan as participating securities. These unvested restricted shares participate equally in dividends and earnings with all of our outstanding common shares. We retrospectively applied the requirements of this standard to all prior periods by including 225,440, 430,516 and 481,785 unvested restricted shares in the computation of our basic earnings per share for the years ended December 31, 2008, 2007 and 2006, respectively. Prior to this standard, unvested restricted shares were only included in our diluted earnings per share computation under the treasury stock method.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, or FSP FAS 157-3. FSP FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active. FSP FAS 157-3 is effective October 10, 2008, and for prior periods for which financial statements have not been issued. The adoption of FSP FAS 157-3 has been reflected in our determination of fair value in our consolidated financial statements.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, which amends SFAS No. 140, to require additional disclosures about transfers of financial assets and FIN 46, to require additional disclosures about variable interest entities for both public enterprises and sponsors that have a variable interest in a variable interest entity. The disclosures required are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying special purpose entities. The provisions of this FASB staff position are effective for reporting periods ending after November 15, 2008. The adoption of this FASB staff position did not have a material impact on our consolidated financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1, which amends FASB Emerging Issues Task Force, or EITF, No. 99-20 “Recognition of Interest Income and Impairment on Purchased Beneficial Interest and Beneficial Interests That Continue to Be Held by a Transferor or in Securitized Financial Assets,” or EITF 99-20, to align the impairment guidance in EITF 99-20 with the impairment guidance and related implementation guidance in SFAS No. 115. The provisions of this FASB staff position are effective for reporting periods ending after December 15, 2008. The adoption of this FASB staff position did not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R which replaces SFAS No. 141, “Business Combinations”, or SFAS No. 141. Among other things, SFAS No. 141R broadens the scope of SFAS No. 141 to include all transactions where an acquirer obtains control of one or more other businesses; retains the guidance to recognize intangible assets separately from goodwill; requires, with limited exceptions, that all assets acquired and liabilities assumed, including certain of those that arise from contractual contingencies, be measured at their acquisition date fair values; requires most acquisition and restructuring-related costs to be expensed as incurred; requires that step acquisitions, once control is acquired, be recorded at the full amounts of the fair values of the identifiable assets, liabilities and the noncontrolling interest in the acquiree; and replaces the reduction of asset values and recognition of negative goodwill with a requirement to recognize a gain in earnings. The provisions of SFAS No. 141R are effective for fiscal years beginning after December 15, 2008 and are to be applied prospectively only. Early adoption is not permitted. The adoption of this FASB staff position did not have a material impact on our historical consolidated financial statements.

Performance Measures

We use adjusted earnings and assets under management, or AUM, as tools to measure our financial and operating performance. The following defines these measures and describes their relevance to our financial and operating performance:

Adjusted Earnings—We measure our performance using adjusted earnings in addition to GAAP net income (loss). Adjusted earnings represents net income (loss) available to common shares, computed in accordance with GAAP, before provision for losses, depreciation expense, amortization of intangible assets, (gains) losses on sale of assets, (gains) losses on extinguishment of debt, (gains) losses on deconsolidation of VIEs, capital (gains) losses, change in fair value of financial instruments, net of allocation to noncontrolling, unrealized (gains) losses on interest rate hedges, interest cost of hedges, net of allocation to noncontrolling interests, asset impairments, net of allocation to noncontrolling interests, share-based compensation, write-off of unamortized deferred financing costs, fee income deferred (recognized) and our deferred tax provision (benefit). These items are recorded in accordance with GAAP and are typically non-cash items that do not impact our operating performance or dividend paying ability.

Management views adjusted earnings as a useful and appropriate supplement to GAAP net income (loss) because it helps us evaluate our performance without the effects of certain GAAP adjustments that may not have a direct financial impact on our current operating performance and our dividend paying ability. We use adjusted earnings to evaluate the performance of our investment portfolios, our ability to generate fees, our ability to manage our expenses and our dividend paying ability before the impact of non-cash adjustments recorded in accordance with GAAP. We believe this is a useful performance measure for investors to evaluate these aspects of our business as well. The most significant adjustments we exclude in determining adjusted earnings are provision for losses, amortization of intangible assets, change in fair value of financial instruments, capital (gains) losses, asset impairments and share-based compensation. Management excludes all such items from its calculation of adjusted earnings because these items are not charges or losses which would impact our current operating performance or dividend paying ability. By excluding these significant items, adjusted earnings reduces an investor’s understanding of our operating performance by excluding: (i) management’s expectation of possible losses from our investment portfolio or non-performing assets that may impact future operating performance or dividend paying ability, (ii) the allocation of non-cash costs of generating fee revenue during the periods in which we are receiving such revenue, and (iii) share-based compensation required to retain and incentivize our management team.

Adjusted earnings, as a non-GAAP financial measurement, does not purport to be an alternative to net income (loss) determined in accordance with GAAP, or a measure of operating performance or cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Instead, adjusted earnings should be reviewed in connection with net income (loss) and cash flows from operating, investing and financing activities in our consolidated financial statements to help analyze management’s expectation of potential future losses from our investment portfolio and other non-cash matters that impact our financial results. Adjusted earnings and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our adjusted earnings to these other REITs.

During the year ended December 31, 2008, we revised our definition of adjusted earnings to exclude capital (gains) losses and gains (losses) on sale of assets. Capital (gains) losses and gains (losses) on sale of assets, while economic gains or losses, do not currently impact operating performance or dividend paying ability. This revision resulted in an increase of $10.2 million and $0.1 million to the computation of adjusted earnings for the years ended December 31, 2007 and 2006, respectively.

The table below reconciles the differences between reported net income (loss) available to common shares and adjusted earnings for the following periods (dollars in thousands, except share and per share information):

	For the Years Ended December 31
	2008	2007	2006
Net income (loss) available to common shares, as reported	$(443,246)	$(379,588)	$67,839
Add (deduct):
Provision for losses	162,783	21,721	2,499
Depreciation expense	7,501	6,242	2,006
Amortization of intangible assets	17,077	61,269	3,175
(Gains) losses on sale of assets	(806)	109,889	6
(Gains) losses on extinguishment of debt	(42,572)	—	—
(Gains) losses on deconsolidation of VIEs	—	(117,158)	—
Capital losses (1)	32,059	—	—
Change in fair value of financial instruments, net of allocation to noncontrolling interests of $(206,036) for the year ended December 31, 2008	346,401	—	—
Unrealized (gains) losses on interest rate hedges	407	7,789	(1,925)
Interest cost of hedges, net of allocation to noncontrolling interests of $14,061 for the year ended December 31, 2008	(40,540)	—	—
Asset impairments, net of allocation to noncontrolling interests of $85,800 for the year ended December 31, 2007	67,052	431,652	—
Share-based compensation, including stock forfeitures of $9,708 for the year ended December 31, 2007	7,206	20,891	905
Write-off of unamortized deferred financing costs	—	2,985	—
Fee income deferred	1,080	26,947	3,379
Deferred tax provision (benefit)	1,238	(15,788)	(2,812)

Adjusted earnings	$115,640	$176,851	$75,072

Weighted-average shares outstanding—Diluted	63,394,447	61,403,986	29,580,982

(1)	During the year ended December 31, 2008, all of our warehouse arrangements were terminated. We have recorded the loss of our warehouse deposits as a component of the change in fair value of free-standing derivatives in our consolidated statement of operations.

Assets Under Management—Assets under management, or AUM, represents the total assets that we own or are managing for third parties. While not all AUM generates fee income, it is an important operating measure to gauge our asset growth, volume of originations, size and scale of our operations and our financial performance. AUM includes our total investment portfolio and assets associated with unconsolidated CDOs for which we derive asset management fees.

The table below summarizes our assets under management as of December 31, 2008 and 2007 and asset management fees received during the years ended December 31, 2008 and 2007 (dollars in thousands):

	Assets Under Management at December 31, 2008	Asset Management Fees for the Year Ended December 31, 2008 (1)	Assets Under Management at December 31, 2007	Asset Management Fees for the Year Ended December 31, 2007 (1)
Commercial real estate portfolio (2)	$2,162,436	$2,064	$2,171,305	$2,021
Residential mortgage portfolio (3)	3,611,860	—	4,085,028	—
European portfolio	1,928,462	6,814	1,682,447	7,350
U.S. TruPS portfolio (4)	6,478,945	15,119	6,164,375	16,762
Other investments	180	—	189,359	—

Total	$14,181,883	$23,997	$14,292,514	$26,133

(1)	Asset management fees for the years ended December 31, 2008 and 2007 may not be indicative of asset management fees for subsequent annual periods. See “Forward-looking Statements” and “Risk Factors” sections above for risks and uncertainties that could cause our asset management fees for subsequent annual periods to differ materially from these amounts.

(2)	As of December 31, 2008 and 2007, our commercial real estate portfolio is comprised of $1.5 billion and $1.7 billion, respectively, of assets collateralizing RAIT I and RAIT II, $367.7 million and $134.8 million, respectively, of investments in real estate interests and $254.9 million and $307.8 million, respectively, of commercial mortgages, mezzanine loans and preferred equity interests that were not securitized.

(3)	Assets under management for our residential mortgage portfolio represents the unpaid principal balance as of December 31, 2008 and 2007.

(4)	Our U.S. TruPS portfolio is comprised of assets collateralizing Taberna III, Taberna IV, and Taberna VI through Taberna IX, and our interests in Taberna I, Taberna II and Taberna V, and includes TruPS and subordinated debentures, unsecured REIT note receivables, CMBS receivables, other securities, commercial mortgages and mezzanine loans.

REIT Taxable Income

To qualify as a REIT, we are required to make annual distributions to our shareholders in an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, to avoid certain U.S. federal excise taxes, we are required to annually make distributions to our shareholders in an amount at least equal to designated percentages of our net taxable income. Because we expect to make distributions based on the foregoing requirements, and not based on our earnings computed in accordance with GAAP, we expect that our distributions may at times be more or less than our reported earnings as computed in accordance with GAAP.

We expect that our 2009 dividends will be determined by our board after each quarter ends so management and the board can review the results and the status of our REIT taxable income. The board will also consider the composition of any common dividends declared, including the option of paying a portion in cash and the balance in additional common shares. Generally, dividends payable in stock are not treated as dividends for purposes of the deduction for dividends, or as taxable dividends to the recipient. The Internal Revenue Service, in Revenue Procedure 2009-15, has given guidance with respect to certain stock distributions by publicly traded REITS. That Revenue Procedure applies to distributions made on or after January 1, 2008 and declared with respect to a taxable year ending on or before December 31, 2009. It provides that publicly-traded REITS can distribute stock (common shares in our case) to satisfy their REIT distribution requirements if stated conditions are met. These conditions include that at least 10% of the aggregate declared distributions be paid in cash and the shareholders be permitted to elect whether to receive cash or stock, subject to the limit set by the REIT on the cash to be distributed in the aggregate to all shareholders. RAIT did not use this Revenue Procedure with respect to any distributions for its 2008 taxable year, but may do so for distributions with respect to 2009.

Total taxable income and REIT taxable income are non-GAAP financial measurements, and do not purport to be an alternative to reported net income determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Our total taxable income represents the aggregate amount of taxable income generated by us and by our domestic and foreign TRSs. REIT taxable income is calculated under U.S. federal tax laws in a manner that, in certain respects, differs from the calculation of net income pursuant to GAAP. REIT taxable income excludes the undistributed taxable income of our domestic TRSs, which is not included in REIT taxable income until distributed to us. Subject to TRS value limitations, there is no requirement that our domestic TRSs distribute their earnings to us. REIT taxable income, however, generally includes the taxable income of our foreign TRSs because we will generally be required to recognize and report our taxable income on a current basis. Since we are structured as a REIT and the Internal Revenue Code requires that we distribute substantially all of our net taxable income in the form of distributions to our shareholders, we believe that presenting the information management uses to calculate our net taxable income is useful to investors in understanding the amount of the minimum distributions that we must make to our shareholders so as to comply with the rules set forth in the Internal Revenue Code. Because not all companies use identical calculations, this presentation of total taxable income and REIT taxable income may not be comparable to other similarly titled measures as determined and reported by other companies.

The table below reconciles the differences between reported net income available to common shares, total taxable income and estimated REIT taxable income for the three years ended December 31, 2008 (dollars in thousands):

	For the Years Ended December 31
	2008	2007	2006
Net income (loss) available to common shares, as reported	$(443,246)	$(379,588)	$67,839
Add (deduct):
Provision for losses, net of charge-offs	145,584	21,044	2,499
Tax gains on sales in excess of reported gains	—	—	8,643
Domestic TRS book-to-total taxable income differences:
Income tax provision (benefit)	(2,137)	(10,784)	(1,183)
Fees received and deferred in consolidation	1,080	26,947	3,099
Stock compensation, forfeitures and other temporary tax differences	6,060	24,577	—
Capital losses not offsetting capital gains and other temporary tax differences	32,059	1,153	(1,466)
Amortization of intangible assets	17,077	61,269	3,175
Net gains on deconsolidation of VIEs	—	(17,471)	—
Change in fair value of financial instruments, net of noncontrolling interests of $(206,036) for the year ended December 31, 2008	346,401	—	—
Asset impairments, net of noncontrolling interests of $(85,800) for the year ended December 31, 2007	67,052	431,652	—
CDO investments aggregate book-to-taxable income differences (1)	(78,242)	(9,389)	(2,346)
Accretion of (premiums) discounts	(3,562)	2,515	—
Other book to tax differences	754	4,535	8,019
Taberna’s 2006 undistributed earnings pre-merger (2)	—	—	9,201

Total taxable income	88,880	156,460	97,480
Less: Taxable income attributable to domestic TRS entities	(21,278)	(23,846)	(4,236)
Plus: Dividends paid by domestic TRS entities	25,750	16,103	2,000

Estimated REIT taxable income (prior to deduction for dividends paid)	$93,352	$148,717	$95,244

(1)	Amounts reflect the aggregate book-to-taxable income differences and are primarily comprised of (a) unrealized gains on interest rate hedges within CDO entities that Taberna consolidated, (b) amortization of original issue discounts and debt issuance costs and (c) differences in tax year-ends between Taberna and its CDO investments.

(2)	Amount reflects the undistributed earnings of Taberna for the period from January 1, 2006 through December 11, 2006. These undistributed earnings, as well as Taberna’s REIT taxable income generated from December 12, 2006 through December 31, 2006, were declared as a dividend to RAIT, Taberna’s sole common shareholder, in December 2006 and paid in January 2007.

For the year ended December 31, 2008, we paid common dividends totaling $108.2 million, or $1.73 per common share, of which $0.46 was declared in 2007 and $1.27 was declared in 2008. For tax reporting purposes, the dividends that we paid in 2008 were classified as 92.0% ($1.5921) ordinary income and 8.0% ($0.1379) return of capital for those shareholders who held our common shares for the entire year.

Results of Operations

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenue

Investment interest income. Investment interest income decreased $201.9 million, or 22.6%, to $691.3 million for the year ended December 31, 2008 from $893.2 million for the year ended December 31, 2007. This net decrease was primarily attributable to: decreases in interest income of $120.1 million on approximately $1.5 billion of investments resulting from the deconsolidation of our Taberna II and Taberna V CDOs during the latter half of 2007, $17.7 million from the sale of other securities subsequent to December 31, 2007 and $25.2 million from approximately $469.7 million in repayments on our residential mortgage loans; these decreases were offset by an increase in interest income of $36.6 million from the closing and consolidation of Taberna VIII in March 2007 and Taberna IX in June 2007. The remaining decrease was primarily related to the reduction in short-term LIBOR of approximately 2.4% during the year ended December 31, 2008 compared to the year ended December 31, 2007 and $873.7 million in total principal amount of investments on non-accrual status as of December 31, 2008 compared to $287.9 million as of December 31, 2007.

Investment interest expense. Investment interest expense decreased $213.5 million, or 30.6%, to $485.3 million for the year ended December 31, 2008 from $698.6 million for the year ended December 31, 2007. This net decrease was primarily attributable to: decreases in interest expense of $97.0 million on approximately $1.5 billion of indebtedness resulting from the deconsolidation of our Taberna II and Taberna V CDOs during the latter half of 2007, $42.4 million from reductions in our repurchase agreements and other indebtedness used to finance various investments on a short-term basis, $29.1 million from repayments of our residential mortgage-backed securities used to finance our residential mortgage portfolio and $3.0 million related to the write-off of unamortized deferred financing costs resulting from the termination of a line of credit in April 2007; these decreases were offset by increases in interest expense of $12.8 million from the issuance of CDO notes payable from RAIT II in June 2007, $6.6 million from the closing and consolidation of Taberna IX in June 2007 and $8.2 million from the issuance of convertible senior notes in April 2007. The remaining decrease was primarily related to the reduction in short-term LIBOR of approximately 2.4% during the year ended December 31, 2008 compared to the year ended December 31, 2007 and the inclusion of interest cost of hedges as a component of the change in the fair value of financial instruments during the year ended December 31, 2008 due to the adoption of SFAS No. 159 on January 1, 2008.

Rental income. Rental income increased $7.9 million, or 69.7%, to $19.2 million for the year ended December 31, 2008 from $11.3 million for the year ended December 31, 2007. This increase was primarily attributable to ten new properties, with total assets of approximately $284.8 million, acquired or consolidated since or during the year ended December 31, 2007.

Fee and other income. Fee and other income decreased $4.3 million, or 17.0%, to $21.4 million for the year ended December 31, 2008 from $25.7 million for the year ended December 31, 2007. This decrease was primarily due to a structuring fee of $5.6 million that we received in connection with the completion of Taberna Europe I in January 2007. No structuring fees were earned during the year ended December 31, 2008. We received $2.5 million of lower origination fees from our domestic and European origination activities during the year ended December 31, 2008 compared to 2007 offset by $3.8 million of increased asset management fees resulting primarily from the deconsolidation of our Taberna II and Taberna V CDOs during the latter half of 2007 and the completion of Taberna Europe II in September 2007.

Expenses

Compensation expense. Compensation expense decreased $4.9 million, or 14.2%, to $29.8 million for the year ended December 31, 2008 from $34.7 million for the year ended December 31, 2007. This decrease was due to lower stock based compensation amortization of (i) $1.6 million resulting from phantom unit forfeitures from our executives in December 2007 and (ii) $2.3 million from the vesting of certain restricted share awards subsequent to December 31, 2007 and $5.4 million of reduced salary, bonus and other compensation costs offset by a $4.4 million increase associated with lower capitalized costs due to a reduction of commercial loan and domestic TruPS production.

Real estate operating expense. Real estate operating expense increased $6.1 million to $16.1 million for the year ended December 31, 2008 from $10.0 million for the year ended December 31, 2007. This increase was primarily attributable to ten new properties, with total assets of approximately $284.8 million, acquired or consolidated since or during the year ended December 31, 2007.

General and administrative expense. General and administrative expense decreased $4.2 million, or 16.0%, to $21.9 million for the year ended December 31, 2008 from $26.1 million for the year ended December 31, 2007. This decrease is primarily due to a $1.0 million fee paid to Eton Park Capital Management for providing a standby commitment to purchase equity in the Taberna Europe I transaction that we closed in January 2007. No such fees were paid during the year ended December 31, 2008. In addition, during 2008, there were $1.3 million less travel and entertainment expenses, $2.5 million of lower costs for deals that will no longer be pursued, $0.6 million less investment monitoring costs and other decreased general and administrative costs offset by $2.6 million of increased legal expenses related to the class action securities lawsuit.

Stock forfeitures. Stock forfeitures resulted in $9.7 million of expense during 2007 due to the forfeiture of 322,000 phantom units by certain of our executive officers in December 2007. In January 2007, the board of trustees awarded these phantom units to our executive officers and had a grant date fair value of $11.8 million. The awards vested over four years. In December 2007, these executive officers voluntarily forfeited the awards which was treated as a capital contribution to us under SFAS No. 123R “Share-Based Payment.” The unamortized portion of the forfeited awards was charged to stock forfeiture expense and recorded as an increase to additional paid-in capital.

Provision for losses. The provision for losses relates to our investments in residential mortgages and mortgage-related receivables and our commercial mortgage loan portfolio. The provision for losses increased by $141.1 million for the year ended December 31, 2008 to $162.8 million as compared to $21.7 million for the year ended December 31, 2007. Since December 31, 2007, delinquencies in our residential mortgage portfolio have increased by $184.3 million, including $86.7 million in real estate-owned, bankruptcy or foreclosure property, and by $124.8 million in our commercial loan portfolio. While we believe we have properly reserved for the probable losses in our portfolio, we continually monitor our portfolio for evidence of loss and accrue or adjust our loan loss reserve as circumstances or conditions change. As of December 31, 2008, $186.0 million of our commercial mortgages and mezzanine loans and $236.0 million of our residential mortgages and mortgage-related receivables were on non-accrual status.

Depreciation expense. Depreciation expense increased $1.0 million to $6.7 million for the year ended December 31, 2008 from $5.7 million for the year ended December 31, 2007. This increase was primarily attributable to ten new properties, with total assets of $284.8 million, acquired or consolidated since or during the year ended December 31, 2007.

Amortization of intangible assets. Amortization expense decreased $44.2 million, or 72.1%, to $17.1 million for the year ended December 31, 2008 from $61.3 million for the year ended December 31, 2007. This decrease resulted from the full amortization or impairment of some of the identified intangibles ($34.8 million had a useful life of one year) recorded subsequent to or during the year ended December 31, 2007.

Other Income (Expenses)

Interest and other income. Interest and other income decreased $12.4 million to $1.4 million for the year ended December 31, 2008 from $13.8 million for the year ended December 31, 2007. This decrease is due to reduced average cash and restricted cash balances during the year ended December 31, 2008 as compared to the year ended December 31, 2007 as well as reduced interest rates offered by financial institutions in 2008.

Gains (losses) on sale of assets. Gains on sale of assets were $0.8 million for the year ended December 31, 2008 compared to losses on sale of assets of $109.9 million for the year ended December 31, 2007. The gains on sale of assets during the year ended December 31, 2008 were associated with the sales of investments in securities and other assets. Losses on sales of assets was $109.9 million for the year ended December 31, 2007. The losses on sales of assets during 2007 was comprised of $10.2 million associated with the sales of other securities that we held in our investment portfolio and $99.7 million of losses relating to the sale of the net assets of Taberna II and Taberna V during 2007. In November and December 2007, we sold a portion of our interests in these CDOs such that we were not determined to be the primary beneficiary under FIN 46R of these VIEs. For accounting purposes, the deconsolidation of these VIEs is treated as a sale of their net assets for no consideration and a resulting gain from deconsolidation of VIEs.

Gains on extinguishment of debt. Gains on extinguishment of debt during the year ended December 31, 2008 are attributable to the repurchase of $40.8 million in aggregate principal amount of convertible senior notes, $25.0 million in principal amount of junior subordinated notes and $3.0 million in principal amount of CDO notes payable. The convertible senior notes were repurchased from the market for a total purchase price of $18.7 million and we recorded a gain on extinguishment of debt of $21.2 million, net of $0.9 million deferred financing costs that were written off associated with these convertible senior notes. The junior subordinated notes were repurchased from the market for a total purchase price of $5.2 million and we recorded a gain on extinguishment of debt of $19.2 million, net of $0.6 million deferred financing costs that were written off associated with these junior subordinated notes. The CDO notes payable were repurchased from the market for a total purchase price of $0.8 million and we recorded a gain on extinguishment of debt of $2.2 million.

Change in fair value of free-standing derivatives. The change in fair value of free-standing derivatives represents the earnings (loss) on (of) our first-dollar risk of loss associated with our warehouse facilities. During the year ended December 31, 2008, our warehouse agreements terminated with the respective financial institutions and we have recorded a loss of $32.1 million on our warehouse deposits. The write-off of these warehouse deposits were our only exposure under these warehouse agreements and we have no further obligations thereunder.

Change in fair value of financial instruments. The change in fair value of financial instruments pertains to the financial assets, liabilities and derivatives whereby we have elected to record fair value adjustments under SFAS No. 159. Our election to record these assets at fair value was effective on January 1, 2008, the effective date of SFAS No. 159. Our SFAS No. 159 election impacted the majority of our assets within our investments in securities and any related CDO notes payable and derivative instruments used to finance such assets. During the year ended December 31, 2008, the fair value adjustments we recorded were as follows (dollars in thousands):

Description	For the Year Ended December 31, 2008
Change in fair value of trading securities and security-related receivables	$(1,737,305)
Change in fair value of CDO notes payable, trust preferred obligations and other liabilities	1,579,689
Change in fair value of derivatives	(394,821)

Change in fair value of financial instruments	$(552,437)

Equity in income (loss) of equity method investments. Equity in income (loss) of equity method investments increased $1.0 million to income of $0.9 million for the year ended December 31, 2008 compared to loss of $0.1 million for the year ended December 31, 2007. The increase relates to the accretion on an investment in a property that was accounted for under the equity method.

Asset impairments. For the year ended December 31, 2008, we recorded asset impairments totaling $67.1 million that were associated with certain intangible assets and certain investments in loans, available-for-sale securities and other assets for which we did not elect SFAS No. 159. In making this determination, management considered the estimated fair value of the investments to our cost basis, the financial condition of the related entity and our intent and ability to hold the investments for a sufficient period of time to recover our investments. For the identified investments, management believes full recovery is not likely and wrote down the investments to their current recovery value, or estimated fair value. Asset impairments were comprised of $8.5 million of impairment in our investments in loans, $22.6 million of other-than-temporary impairment in available-for-sale securities and $6.9 million of other-than-temporary impairment in other assets. We evaluate intangible assets for impairment as events and circumstances change, in accordance with SFAS No. 144. Due to current market and economic conditions, management evaluated the carrying value of intangible assets and recorded impairment expense of $29.1 million during the year ended December 31, 2008. Asset impairments totaling $517.5 million for the year ended December 31, 2007 were recorded prior to the adoption of SFAS No. 159 and were comprised of other-than-temporary impairment of $428.7 million associated with investments in securities, $13.2 million of impairment expense associated with intangible assets and $75.6 million of impairment associated with goodwill.

Provision for income taxes. We maintain several domestic and foreign TRS entities that are subject to U.S. federal, state and local income taxes and foreign taxes. For the year ended December 31, 2008, the provision for income taxes was a benefit of $2.1 million, a decrease of $8.7 million from a benefit of $10.8 million for the year ended December 31, 2007. These tax benefits are primarily attributable to operating losses at several of our domestic TRS entities during the years ended December 31, 2008 and 2007.

Discontinued operations. Losses from discontinued operations of $2.1 million and $1.5 million during the years ended December 31, 2008 and 2007 related to two real estate properties. One property was sold in September 2007 and the remaining property is held for sale.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

On December 11, 2006, we acquired Taberna upon the completion of our stock-for-stock merger. As a result of this merger, the results of our operations for the year ended December 31, 2007 are not directly comparable to the results of operations for the year ended December 31, 2006.

Revenue

Investment interest income. Investment interest income increased approximately $754.6 million, or 544%, to $893.2 million for the year ended December 31, 2007 from $138.6 million for the year ended December 31, 2006. Of the increase, $641.1 million was attributable to the interest earning assets acquired from Taberna, $104.8 million was attributable to an increase in assets due to the completion and consolidation of our Taberna VIII, Taberna IX and RAIT II CDOs with the remaining increase associated with the increase in our commercial and mezzanine loans from December 31, 2006.

Investment interest expense. Investment interest expense increased approximately $636.8 million, or 1,031%, to $698.6 million for the year ended December 31, 2007 from $61.8 million for the year ended December 31, 2006. This increase was primarily attributable to $537.4 million of interest expense associated with interest bearing liabilities assumed from Taberna, $77.0 million of interest expense associated with the issuance of our CDO notes payable through RAIT I, Taberna VIII, RAIT II, and Taberna IX and $20.7 million of interest expense associated with the issuance of our convertible debt issued in April 2007.

Change in fair value of free-standing derivatives. The change in fair value of free-standing derivatives represents the earnings on our first-dollar risk of loss associated with our warehouse facilities. As of December 31, 2007, our first dollar risk of loss in our warehouses, identified as warehouse deposits on our consolidated balance sheet, was $31.6 million. The change in fair value of these free-standing derivative instruments was a loss of $5.0 million, a decrease of $5.8 million as compared to a gain of $0.8 million for the year ended December 31, 2006. Included in our change in fair value of free-standing derivatives is a loss of $12.9 million relating to the loss of warehouse cash collateral from the sale of assets from our warehouse facilities to third parties.

Rental income. Rental income decreased approximately $1.3 million, or 10%, to $11.3 million for the year ended December 31, 2007 from approximately $12.6 million for the year ended December 31, 2006. This decrease was attributable to decreased occupancy at our consolidated properties in 2007.

Fee and other income. Fee and other income increased approximately $11.3 million, or 79%, to $25.7 million for the year ended December 31, 2007 from $14.4 million for the year ended December 31, 2006. This increase was primarily due to $5.6 million of CDO structuring fees associated with the completion of Taberna Europe I in January 2007, $7.8 million of origination fees generated on European assets originated for Taberna Europe I and Taberna Europe II, offset by reduced financial and consulting fees for services provided to our borrowers before financing transactions commenced or were committed.

Expenses

Compensation expense. Compensation expense increased approximately $22.0 million, or 173%, to $34.7 million for the year ended December 31, 2007 from $12.7 million for year ended December 31, 2006. This increase is due to $20.3 million of compensation expenses associated with employees acquired from the acquisition of Taberna on December 11, 2006, $4.5 million of increased stock compensation expenses associated with our 2007 issuances of phantom units and $3.7 million of increased other compensation, including cash bonuses, offset by $6.4 million of reduced compensation expense associated with the supplemental executive retirement plan, or SERP, for our Chairman, Betsy Z. Cohen that was fully expensed as of December 31, 2006.

Real estate operating expense. Real estate operating expense increased approximately $0.8 million, or 9%, to $10.0 million for the year ended December 31, 2007 from $9.2 million for the year ended December 31, 2006. This increase is associated with one property that we consolidated in 2007 that was not present in 2006.

General and administrative expense. General and administrative expense increased approximately $20.4 million, or 360%, to approximately $26.1 million for the year ended December 31, 2007 from approximately $5.7 million for the year ended December 31, 2006. This increase is due to $14.8 million of general and administrative expense related to the operations acquired from Taberna, $2.0 million of increased legal and accounting and professional fees, $1.1 million in increased expenses associated with trustees and servicing of RAIT I and RAIT II and $2.5 million in increased other general and administrative costs, including office expenses, insurance expense, and travel and entertainment.

Stock forfeitures. Stock forfeitures resulted in $9.7 million of expense during 2007 due to the forfeiture of 322,000 phantom units by certain of our executive officers in December 2007. In January 2007, the board of trustees awarded these phantom units to our executive officers and had a grant date fair value of $11.8 million. The awards vested over four years. In December 2007, these executive officers voluntarily forfeited the awards which was treated as a capital contribution to us under SFAS No. 123R “Share-Based Payment.” As such, the unamortized portion of the forfeited awards was charged to stock forfeiture expense and an increase to additional paid-in capital.

Provision for losses. Our provision for losses relates to investments in residential mortgages and mortgage-related receivables acquired from Taberna on December 11, 2006 and our commercial mortgage and mezzanine loans. The provision for losses increased to $21.7 million for the year ended December 31, 2007 as compared to $2.5 million for the year ended December 31, 2006. The increase in our provision for losses is primarily attributable to increased delinquencies in our residential mortgage portfolio and specific allowances for losses established for commercial loans in our portfolio. These specific reserves are based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The increase was based on our evaluation of our portfolios of loans, current and expected market conditions and the adequacy of our allowance for losses. Of the $19.2 million increase, approximately $8.5 million relates specifically to our pool of residential mortgages and is based on statistical evidence of historical losses on homogenous pools of residential mortgages, adjusted for ultimate loss expectations in the current market environment.

Depreciation expense. Depreciation expense increased approximately $4.3 million, or 307%, to $5.7 million for the year ended December 31, 2007 from $1.4 million for the year ended December 31, 2006. This increase is primarily due to one additional property that we acquired during 2007 as well as increased depreciation at one of our properties in 2007 from capital improvements made in late 2006.

Amortization of intangible assets. We acquired intangible assets from Taberna on December 11, 2006. The total intangible assets acquired were approximately $133.7 million and have useful lives ranging from 1 to 10 years. We charged $13.2 million of intangible assets to asset impairments during the year ended December 31, 2007. Amortization of intangible assets increased approximately $58.1 million to $61.3 million for the year ended December 31, 2007 from $3.2 million for the period from the acquisition of Taberna on December 11, 2006 through December 31, 2006.

Other Income (Expenses)

Interest and other income. Interest and other income increased approximately $11.9 million to $13.8 million for the year ended December 31, 2007 from $2.0 million for the year ended December 31, 2006. This increase is primarily due to $5.8 million of interest and other income associated with restricted cash balances acquired from Taberna and higher average cash balances invested with financial institutions with higher yielding interest bearing accounts during the year ended December 31, 2007 as compared to the year ended December 31, 2006.

Losses on sales of assets. Losses on sales of assets was $109.9 million for the year ended December 31, 2007. The losses on sales of assets during 2007 was comprised of $10.2 million associated with the sales of other securities that we held in our investment portfolio and $99.7 million of losses relating to the sale of the net assets of Taberna II and Taberna V during 2007. In November and December 2007, we sold a portion of our interests in these CDOs such that we were not determined to be the primary beneficiary under FIN 46R of these VIEs. For accounting purposes, the deconsolidation of these VIEs was treated as a sale of their net assets for no consideration and a resulting gain from deconsolidation of VIEs.

Gains on deconsolidation of VIEs. Gains on deconsolidation of VIEs, as described above under “Losses on sales of assets” is attributable to the deconsolidation of Taberna II and Taberna V in November and December 2007. Upon the deconsolidation, the losses recorded in excess of our basis were reversed as a gain on deconsolidation of these VIEs. The net gain reflected in our statement of operations was $17.5 million.

Unrealized gains (losses) on interest rate hedges. Unrealized gains (losses) on interest rate hedges was a loss of $7.8 million for the year ended December 31, 2007, a decrease of approximately $9.7 million from a gain of $1.9 million for the year ended December 31, 2006. The unrealized gains (losses) on interest rate hedges relate primarily to interest rate hedges assumed from Taberna on December 11, 2006. At acquisition, we designated the interest rate swaps assumed from Taberna that were associated with CDO notes payable and repurchase agreements as hedges pursuant to SFAS No. 133. At designation, these interest rate swaps had a fair value not equal to zero. However, we concluded, at designation, that these hedging arrangements were highly effective during their term using regression analysis and determined that the hypothetical derivative method would be used in measuring any ineffectiveness. At December 31, 2007, we updated our regression analysis and concluded that these hedging arrangements were still highly effective during their remaining term and used the hypothetical derivative method in measuring the ineffective portions of these hedging arrangements. As a result, we recorded losses of $7.8 million associated with the ineffective portions of these hedging arrangements during 2007. Management cannot ensure that these off-market interest rate swaps will be highly effective in the future and further ineffectiveness, either unrealized gains or unrealized losses, maybe recorded in earnings.

Equity in loss of equity method investments. Equity in loss of equity method investments was a loss of $0.1 million for the year ended December 31, 2007 as compared to a loss of $0.3 million for the year ended December 31, 2006. Our equity in loss of equity method investments improved due to improved performance, as compared to historical periods, of the underlying investments.

Asset impairments. For the year ended December 31, 2007, we recorded asset impairments totaling $517.5 million that were associated with certain of our investments in securities, intangible assets and goodwill. In making this determination, management considered the estimated fair value of the investment to our cost basis, the financial condition of the related entity and our intent and ability to hold the investment for a sufficient period of time to recover our investment. For the identified investments, management believes full recovery is not likely and wrote down the investment to its current recovery value, or estimated fair value. Asset impairments was comprised of $428.7 million of other-than-temporary impairment in our investments in securities, $13.2 million of impairment in certain intangible assets and $75.6 million of impairment in goodwill.

The asset impairment charges of $428.7 million in our investment in securities that we recorded during 2007 were attributable primarily to (i) TruPS issued by companies in the residential mortgage or homebuilder sectors that collateralized securitizations we consolidate and also (ii) to debt securities issued by securitizations collateralized primarily by securities issued by companies in these sectors. These impairments resulted primarily from the broad disruption of the U.S. credit markets relating to the residential mortgage and homebuilder sectors that began in late July and August 2007. The withdrawal of virtually all sources of available liquidity for companies active in these sectors caused payment defaults and significant reductions in the fair value of securities issued by these companies. The table below summarizes the impairments associated with our investments in securities by industry sector during 2007 (dollars in thousands):

Description	Total
TruPS issued by companies operating in the residential mortgage sector	$254,018
TruPS issued by companies operating in the homebuilding sector	125,251
Debt securities issued by securitizations	49,384

Total asset impairments on investments in securities	$428,653

Income tax benefit. We maintain several domestic TRS entities that are subject to U.S. federal and state and local income taxes. We also maintain a foreign TRS entity subject to U.K. income tax. Our income tax benefit increased approximately $9.6 million to $10.8 million for the year ended December 31, 2007 compared to $1.2 million for the year ended December 31, 2006. This income tax benefit was mainly due to ordinary losses incurred by certain domestic TRS entities, primarily resulting from the loss of warehouse cash collateral as discussed above in “changes in fair value of non-hedge derivatives.” The effective tax rate in 2007 for these TRS entities, on a combined basis, was 31.5%.

Income from discontinued operations

Income from discontinued operations represents the revenue, expenses, and gains from the sale of properties either held for sale or sold during the years ended December 31, 2007 and 2006. Income from discontinued operations decreased $7.4 million, or 125%, to a loss of approximately $1.5 million for the year ended December 31, 2007 from income of approximately $5.9 million for the year ended December 31, 2006. The decrease is due to the number and timing of sales of properties and $4.4 million of gains associated with sales occurring during the year ended December 31, 2006.

Securitization Summary

Overview. We have used securitizations, mainly through CDOs, to match fund the interest rates and maturities of our assets with the interest rates and maturities of our financing. This strategy has helped us reduce interest rate and funding risks on our portfolio for the long-term. While we were able to sponsor a number of securitizations through December 31, 2007, we do not expect to sponsor new securitizations for the foreseeable future. To finance our investments in the foreseeable future, management will seek to structure match funded financing through reinvesting asset repayments in our existing securitizations, loan participations, bank lines of credit, joint-venture opportunities and other methods that preserve our capital while making investments that generate an attractive return.

A CDO is a securitization structure in which multiple classes of debt and equity are issued by a special purpose entity to finance a portfolio of assets. Cash flow from the portfolio of assets is used to repay the CDO liabilities sequentially, in order of seniority. The most senior classes of debt typically have credit ratings of “AAA” through “BBB–” and therefore can be issued at yields that are lower than the average yield of the securities backing the CDO. The debt tranches are typically rated based on portfolio quality, diversification and structural subordination. The equity securities issued by the CDO are the “first loss” piece of the capital structure, but they are entitled to all residual amounts available for payment after the obligations to the debt holders have been satisfied. Unlike typical securitization structures, the underlying assets in our CDO pool may be sold or repaid, subject to certain limitations, without a corresponding pay-down of the CDO debt, provided the proceeds are reinvested in qualifying assets.

We manage 13 CDO securitizations with varying amounts of retained or residual interests held by us as follows: Taberna Preferred Funding I, Ltd., or Taberna I, Taberna Preferred Funding II, Ltd., or Taberna II, Taberna Preferred Funding III, Ltd., or Taberna III, Taberna Preferred Funding IV, Ltd., or Taberna IV, Taberna Preferred Funding V, Ltd., or Taberna V, Taberna Preferred Funding VI, Ltd., or Taberna VI, Taberna Preferred Funding VII, Ltd., or Taberna VII, Taberna Preferred Funding VIII, Ltd., or Taberna VIII, Taberna Preferred Funding IX, Ltd., or Taberna IX, Taberna Europe CDO I, P.L.C., or Taberna Europe I, Taberna Europe CDO II, P.L.C., or Taberna Europe II, RAIT CRE CDO I, Ltd., or RAIT I and RAIT Preferred Funding II, Ltd., or RAIT II. In general, we receive senior asset management fees, based on the amount of collateral assets, as a priority ahead of debt service payments. These CDOs contain interest coverage and overcollateralization triggers, or OC Triggers, that must be met in order for us to receive our subordinated management fees and our lower-rated debt or residual equity returns.

If the interest coverage or overcollateralization triggers are not met, in a given period, then the cash flows are redirected from lower rated tranches and used to repay the principal amounts to the senior tranches of CDO notes payable. These conditions and the re-direction of cash flow continue until the triggers are met by curing the underlying payment defaults, paying down the CDO notes payable or other actions permitted under the relevant CDO indenture.

As of December 31, 2008, Taberna I through VII and Taberna Europe II were not meeting all of the required triggers. In January 2009, all of the Taberna CDOs, together with Taberna Europe II were not passing their required interest coverage or overcollateralization triggers and we began receiving only senior asset management fees and interest on a limited amount of the more senior-rated debt owned by us related to these CDO transactions. We continue to receive all of our management fees, interest and residual returns on our two commercial real estate CDOs, RAIT I and RAIT II, and all applicable triggers continue to be met for these securitizations.

A summary of the CDO investments as of the most recent payment information is as follows (dollars in millions):

		Our Retained Interests (Par Amount)
Managed CDOs (Unconsolidated)	Total Collateral (Par Amount)	Debt Retained	Equity Retained	Total Investment	Defaulted Collateral (Par Amount)	OC Test Trigger %	OC Test Current %
Taberna I	$656.7	$3.4	$0.3	$3.7	$95.0	104.5%	99.1%
Taberna II	963.9	13.0	7.5	20.5	273.1	102.5%	77.1%
Taberna V	700.0	13.0	19.7	32.7	175.6	101.4%	81.1%
Taberna Europe I	838.2	19.6	15.7	35.3	25.8	101.5%	102.7%
Taberna Europe II	1,090.3	2.8	17.5	20.3	89.0	108.3%	104.7%

Managed CDOs	4,249.1	51.8	60.7	112.5	658.5

TruPS CDOs (Consolidated)
Taberna III	743.9	40.0	30.3	70.3	178.0	101.0%	82.9%
Taberna IV	649.0	31.2	26.0	57.2	170.0	101.6%	80.4%
Taberna VI	670.8	9.0	30.0	39.0	135.6	102.2%	88.8%
Taberna VII	633.6	38.5	30.8	69.3	121.8	101.7%	86.4%
Taberna VIII	721.1	73.0	60.0	133.0	25.0	103.5%	101.9%
Taberna IX	740.1	134.0	52.5	186.5	25.0	105.4%	102.1%

TruPS CDOs	4,158.5	325.7	229.6	555.3	655.4

CRE CDOs (Consolidated)
RAIT I	1,002.7	38.0	165.0	203.0	82.6	116.2%	117.7%
RAIT II	816.6	86.0	110.2	196.2	4.3	111.7%	118.1%

CRE CDOs	1,819.3	124.0	275.2	399.2	86.9

Total	$10,226.9	$501.5	$565.5	$1,067.0	$1,400.8

The equity securities that we own in the CDOs shown in the table are subordinate in right of payment and in liquidation to the collateralized debt securities issued by the CDOs. We may also own common shares, or the non-economic residual interest, in certain of the entities above.

The investors that acquire interests in our CDOs include large, international financial institutions, funds, high net worth individuals and private investors. We do not consolidate Taberna I, Taberna II, Taberna V, Taberna Europe I and Taberna Europe II however, we consolidate Taberna III, Taberna IV, Taberna VI, Taberna VII, Taberna VIII, Taberna IX, RAIT I and RAIT II. During 2007, we deconsolidated Taberna II and Taberna V as we sold a portion of equity interest and non-investment grade debt such that we were no longer the primary beneficiary of the CDO. Please see “Item 8. Financial Statements.”

Through December 31, 2007, we completed six securitizations of residential mortgage loans, which had aggregate unpaid principal balances of $3.6 billion as of December 31, 2008. The following table summarizes the total collateral amount, our retained interests and loan delinquencies greater than 60 days for each of the six securitizations as of December 31, 2008 (dollars in millions):

	Total Collateral Amount	Our Retained Interests (1)	Loan Delinquencies > 60 days (2)
Bear Stearns ARM Trust 2005-7	$383.4	$31.8	3.9%
Bear Stearns ARM Trust 2005-9	808.3	49.6	2.2%
Citigroup Mortgage Loan Trust 2005-1	534.8	42.4	2.0%
CWABS Trust 2005 HYB9	734.0	38.4	16.1%
Merrill Lynch Mortgage Investors Trust, Series 2005-A9	631.0	43.3	5.1%
Merrill Lynch Mortgage Backed Securities Trust, Series 2007-2	519.0	23.3	7.1%

Total	$3,610.5	$228.8	6.4%

(1)	We have retained all of the “equity” interests in these securitizations. All of the debt issued by these securitizations that was not retained by us is rated “AAA” by various rating agencies.

(2)	Based on Total Collateral Amount as of December 31, 2008. Our total loan loss reserve associated with our residential mortgage portfolio was $54.2 million as of December 31, 2008.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay distributions and other general business needs. The disruption in the credit markets discussed above has reduced our liquidity and capital resources and has generally increased the cost of any new sources of liquidity over historical levels. As discussed above, due to current market conditions, the cash flow to us from a number of the securitizations we sponsored has been reduced and we do not expect to sponsor new securitizations to provide us with long-term financing for the foreseeable future. We are seeking to expand our use of secured lines of credit, our ability to obtain cash in transactions restructuring securities issued by our sponsored securitizations and other financing strategies that permit us to originate investments generating attractive returns while preserving our capital, such as participations and joint venturing arrangements.

We expect to continue to receive substantial cash flow from our investment portfolio. However, as discussed above, a number of our securitizations are currently failing several of their respective over-collateralization tests due to collateral defaults, resulting in re-directing cash flow associated with our retained interests to repay principal on senior debt. We believe our available cash and restricted cash balances, funds available under our secured credit facilities, other financing arrangements, and cash flows from operations will be sufficient to fund our liquidity requirements for the next 12 months. Should our liquidity needs exceed our available sources of liquidity, we believe that our investments in mortgages and loans, investments in securities and investments in real estate interests could be sold directly to raise additional cash. We may not be able to obtain additional financing when we desire to do so, or may not be able to obtain desired financing on terms and conditions acceptable to us. If we fail to obtain additional financing, our ability to maintain or grow our business will be significantly reduced.

Our primary cash requirements are as follows:

•	to distribute a minimum of 90% of our net taxable income and to make investments in a manner that enables us to maintain our qualification as a REIT;

•	to repay our indebtedness under our secured credit facilities and other indebtedness;

•	to make investments and fund the associated costs;

•	to compensate our employees; and

•	to pay U.S. federal, state, and local taxes of our TRSs.

We intend to meet these liquidity requirements primarily through the following:

•	the use of our cash and cash equivalent balances of $27.5 million as of December 31, 2008;

•

cash generated from operating activities, including net investment income from our investment portfolio, fee income received by Taberna Capital and RAIT Partnership through their collateral management agreements and origination fees received by Taberna Securities. The collateral management fees paid by CDO entities, although a portion is eliminated in consolidation with respect to the consolidated CDOs, represent cash inflows to us, and, after the payment of income taxes, the remaining cash may be used for our operating expenses or distributions;

•	proceeds from future borrowings or offerings of our common and preferred shares; and

•	proceeds from the sales of assets.

Cash Flows

As of December 31, 2008 and 2007, we maintained cash and cash equivalents of $27.5 million and $128.0 million, respectively. Our cash and cash equivalents were generated from the following activities (dollars in thousands):

	For the Years Ended December 31
	2008	2007	2006
Cash flows from operating activities	$141,998	$183,043	$74,641
Cash flows from investing activities	542,525	(1,524,252)	(611,350)
Cash flows from financing activities	(785,047)	1,369,829	564,656

Net change in cash and cash equivalents	(100,524)	28,620	27,947
Cash and cash equivalents at beginning of period	127,987	99,367	71,420

Cash and cash equivalents at end of period	$27,463	$127,987	$99,367

Our principal source of cash flows is from our investing activities. Our decreased cash flow from operating activities is primarily due to the reduced fees generated in 2008 as compared to 2007 as well as the increase in loans on non-accrual in 2008 as compared to 2007.

The cash inflow from our investing activities during 2008 as compared to cash outflow in 2007 reflects reduction in the volume of investments originated or purchased in 2008 as compared to 2007. Our cash inflow from investing activities resulted from $656.9 million principal repayments on loans and investments.

The cash outflow from our financing activities during 2008 as compared to a cash inflow in 2007 is due to a reduction in our capital raised in 2008 as compared to 2007. During the year ended December 31, 2008, we have repaid $184.1 million of short-term indebtedness using available cash resources and cash flow generated during the current year.

Our gross cash flow is comprised of net investment income, net rental income and asset management fees that we received from our assets under management. Our net investment income represents the positive difference between the income we earn on our investment portfolio and the cost of financing our investment portfolio. For the years ended December 31, 2008 and 2007, the gross cash flows generated by our investment portfolios was as follows (dollars in thousands):

	Assets Under Management at December 31, 2008	Gross Cash Flow for the Year Ended December 31, 2008 (1)	Assets Under Management at December 31, 2007	Gross Cash Flow for the Year Ended December 31, 2007 (1)
Commercial real estate portfolio (2)	$2,162,436	$95,374	$2,171,305	$119,678
Residential mortgage portfolio (3)	3,611,860	19,472	4,085,028	21,187
European portfolio	1,928,462	14,342	1,682,447	13,624
U.S. TruPS portfolio (4)	6,478,945	44,276	6,164,375	58,619
Other investments	180	1,023	189,359	1,203

Total	$14,181,883	$174,487	$14,292,514	$214,311

(1)	Gross cash flows for the years ended December 31, 2008 and 2007 may not be indicative of cash flows for subsequent annual periods. See “Forward-looking Statements” and “Risk Factors” sections above for risks and uncertainties that could cause our gross cash flow for subsequent annual periods to differ materially from these amounts.

(2)	As of December 31, 2008 and 2007, our commercial real estate portfolio is comprised of $1.5 billion and $1.7 billion, respectively, of assets collateralizing RAIT I and RAIT II, $367.7 million and $134.8 million, respectively, of investments in real estate interests and $254.9 million and $307.8 million, respectively, of commercial mortgages, mezzanine loans and preferred equity interests that were not securitized.

(3)	Assets under management for our residential mortgage portfolio represent the unpaid principal balance as of December 31, 2008 and 2007.

(4)	Our U.S. TruPS portfolio is comprised of assets collateralizing Taberna I through Taberna IX and includes TruPS and subordinated debentures, unsecured REIT note receivables, CMBS receivables, other securities, commercial mortgages and mezzanine loans.

We generated $174.5 million of cash flow for the year ended December 31, 2008 from our portfolios and asset management activities before operating expenses. We incurred $28.5 million in corporate interest expense related to our convertible senior notes outstanding and $13.6 million in preferred share dividends during the year ended December 31, 2008. The remaining net cash flow from operations was used to repay indebtedness, pay operating expenses, including cash compensation expense and general and administrative expenses, and to pay distributions to our shareholders.

Our assets under management have historically been financed on a long-term basis through securitizations and our rights to cash flow from these portfolios are dependent on the terms of the debt and equity securities we hold in these securitizations. All of our TruPS securitizations are currently failing several of their respective over-collateralization tests due to collateral defaults and are re-directing cash flow, associated with our retained interests, to repay principal on senior debt. See “Securitization Summary” above.

At December 31, 2007, we had $138.8 million of indebtedness under repurchase agreements with major investment banks and we have repaid all such repurchase agreement indebtedness during the year ended December 31, 2008 while maintaining adequate liquidity.

Our two commercial real estate securitized financing arrangements include a revolving credit option that allows us to repay the AAA rated debt tranches totaling $475.0 million as loan repayments occur, and then draw up to the available committed amounts during the first five years of each facility. We have $44.4 million of unused capacity in our two CRE securitizations to invest in commercial loans as of December 31, 2008, subject to future funding commitments and borrowing requirements.

Capitalization

Debt Financing.

We maintain various forms of short-term and long-term financing arrangements. Generally, these financing agreements are collateralized by assets within CDOs or mortgage securitizations. The following table summarizes our indebtedness as of December 31, 2008 (dollars in thousands):

Description	Unpaid Principal Balance	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Contractual Maturity
Secured credit facilities and other indebtedness	$187,858	$164,410	2.4% to 13.0%	5.8%	2009 to 2037
Mortgage-backed securities issued (1)(2)(3)	3,388,199	3,364,151	4.5% to 5.8%	5.1%	2035
Trust preferred obligations (4)	359,459	162,050	2.9% to 10.1%	5.9%	2035
CDO notes payable—amortized cost (1)(5)	1,451,750	1,451,750	0.8% to 3.5%	1.0%	2036 to 2045
CDO notes payable—fair value (1)(4)(6)	3,605,428	577,750	2.9% to 10.0%	3.6%	2035 to 2038
Convertible senior notes (7)	384,168	382,779	6.9%	6.9%	2027

Total indebtedness	$9,376,862	$6,102,890		4.0%

(1)	Excludes mortgage-backed securities and CDO notes payable purchased by us which are eliminated in consolidation.

(2)	Collateralized by $3.6 billion principal amount of residential mortgages and mortgage-related receivables. These obligations were issued by separate legal entities and consequently the assets of the special purpose entities that collateralize these obligations are not available to our creditors.

(3)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.

(4)	Relates to liabilities for which we elected to record at fair value under SFAS No. 159.

(5)	Collateralized by $1.7 billion principal amount of commercial mortgages, mezzanine loans and other loans. These obligations were issued by separate legal entities and consequently the assets of the special purpose entities that collateralize these obligations are not available to our creditors.

(6)	Collateralized by $4.2 billion principal amount of investments in securities and security-related receivables and loans, before fair value adjustments. The fair value of these investments as of December 31, 2008 was $2.0 billion. These obligations were issued by separate legal entities and consequently the assets of the special purpose entities that collateralize these obligations are not available to our creditors.

(7)	Our convertible senior notes are redeemable, at the option of the holder, in April 2012.

Financing arrangements we entered into or terminated during the years ended December 31, 2008 and 2007 were as follows:

Repurchase Agreements

We have used repurchase agreements to finance our retained interests in mortgage securitizations that we sponsor, residential mortgages prior to their long-term financing, retained interests in our CDOs, and other securities, including REMIC interests. During the year ended December 31, 2008, we repaid $138.8 million associated with our repurchase agreements. As of December 31, 2008, we have no repurchase agreement indebtedness outstanding.

Secured Credit Facilities and Other Indebtedness

The following table summarizes our secured credit facilities and other indebtedness as of December 31, 2008 (dollars in thousands):

Description	Unpaid Principal Balance	Carrying Amount	Current Weighted- Average Interest Rate	Contractual Maturity
Loans payable on real estate interests	$52,251	$52,251	4.9%	Apr. 2010 to Sep. 2015
Secured credit facilities	53,494	53,494	2.4%	Jun. 2009 to Jan. 2010
Junior subordinates notes, at fair value	38,051	15,221	8.7%	2035
Junior subordinated notes, at amortized cost	25,100	25,100	7.7%	2037
Term loan indebtedness	18,981	18,344	13.0%	May 2009 to Aug. 2010

Total	$187,877	$164,410	5.8%

Loans payable on real estate interests. As of December 31, 2008 and 2007, we had $66.5 million and $53.2 million, respectively, of other indebtedness outstanding relating to loans payable on consolidated real estate interests and other loans. These loans are secured by specific consolidated real estate interests and commercial loans included in our consolidated balance sheet.

Secured credit facilities. As of December 31, 2008, we have secured credit facilities with three financial institutions pursuant to which we have borrowed $53.5 million. Two secured credit facilities mature in 2009 and one secured credit facility matures in 2010, at which time the amounts borrowed become due and payable. Our credit facilities are secured by commercial mortgages and mezzanine loans. We are seeking to renew, extend or refinance these facilities. If we are unable to do so, we would be required to repay these amounts, which would adversely affect our liquidity.

As of December 31, 2007, we were not in compliance with a financial covenant on one of our secured credit facilities with $22.2 million in borrowings. We obtained a waiver as of December 31, 2007 and subsequently amended this secured credit facility to be in compliance. At December 31, 2008, we were in compliance with all financial covenants on our secured credit facilities.

On April 16, 2007, we terminated our $335.0 million secured line of credit led by KeyBanc Capital Markets, as syndication agent. All amounts outstanding under this facility were repaid prior to April 16, 2007. We expensed $3.0 million of deferred financing costs associated with the line of credit upon termination.

Junior subordinates notes, at fair value. On October 16, 2008, we issued $38.1 million principal amount of junior subordinated notes to a third party and received $15.5 million of net cash proceeds. Of the total amount of junior subordinated notes issued, $18.7 million has a fixed interest rate of 8.65% through March 30, 2015 with a floating rate of LIBOR plus 400 basis points thereafter and a maturity date of March 30, 2035. The remaining $19.4 million has a fixed interest rate of 9.64% and a maturity date of October 30, 2015. At issuance, we elected to record these junior subordinated notes at fair value under SFAS No. 159, with all subsequent changes in fair value recorded in earnings. As of December 31, 2008, we have $38.1 million unpaid principal associated with this indebtedness. The fair value, or carrying amount, of this indebtedness was $15.2 million as of December 31, 2008.

Junior subordinated notes, at amortized cost. On February 12, 2007, we formed Taberna Funding Capital Trust I which issued $25.0 million of trust preferred securities to investors and $0.1 million of common securities to us. The combined proceeds were used by Taberna Funding Capital Trust I to purchase $25.1 million of junior subordinated notes issued by us. The junior subordinated notes are the sole assets of Taberna Funding Capital Trust I and mature on April 30, 2037, but are callable, at our option, on or after April 30, 2012. Interest on the junior subordinated notes is payable quarterly at a fixed rate of 7.69% through April 2012 and thereafter at a floating rate equal to three-month LIBOR plus 2.50%. These $25.1 million of junior subordinated notes issued by us are outstanding as of December 31, 2008 and 2007.

On July 12, 2007, we formed Taberna Funding Capital Trust II which issued $25.0 million of trust preferred securities to investors and $0.1 million of common securities to us. The combined proceeds were used by Taberna Funding Capital Trust II to purchase $25.1 million of junior subordinated notes issued by us. The junior subordinated notes are the sole assets of Taberna Funding Capital Trust II and mature on July 30, 2037, but are callable, at our option, on or after July 30, 2012. Interest on the junior subordinated notes is payable quarterly at a fixed rate of 8.06% through July 2012 and thereafter at a floating rate equal to three-month LIBOR plus 2.50%. On October 21, 2008, we repurchased, from the market, all of these trust preferred securities for a purchase price of $5.2 million. As a result, we recorded gains on extinguishment of debt of $19.2 million, net of $0.6 million deferred financing costs that were written off associated with the junior subordinated issued by us.

Term loan indebtedness. On September 19, 2008, we entered into a series of transactions with a lender enabling us to replace all of our existing short-term repurchase obligations with two longer-term master repurchase agreements, which are long-term secured credit facilities. The first master repurchase agreement provided for the lender to purchase RMBS from us for an adjusted purchase price of $24.5 million. We pay interest monthly beginning September 30, 2008 equal to 13.0% per annum on the then outstanding amount of the purchase price under this agreement which equaled $25.4 million at September 19, 2008. We also make mandatory payments monthly for nine months and thereafter quarterly which are applied to the amount outstanding. We may also be required to pay a performance amount monthly applied to the then outstanding purchase price if losses in the purchased assets exceed agreed-upon limits. This agreement provides that we will repurchase these RMBS on August 31, 2010, or an earlier date selected by us, for the sum of the then outstanding purchase price, a minimum financing cost of $3.1 million (less any interest previously paid) and the amount of any accrued and unpaid interest. The second master repurchase agreement provided for the lender to purchase commercial real estate CDO securities from us for a purchase price of $3.0 million. We pay interest monthly beginning September 30, 2008 equal to 13.0% per annum on the then outstanding amount. We must pay mandatory payments monthly applied to the purchase price. This agreement provides that we will repurchase the commercial real estate CDO securities on May 29, 2009, or an earlier date selected by us, for the sum of the then outstanding purchase price and the amount of any accrued and unpaid interest. As of December 31, 2008, we have $19.0 million unpaid principal and $18.3 million carrying amount associated with this indebtedness.

As partial consideration to the lender for entering into these master repurchase agreements, we issued a Series A Warrant Agreement, or the Warrant Agreement, to the lender exercisable to purchase 250,000 common shares of RAIT for an exercise price of $6.00 per common share for an exercise period starting December 19, 2008 and ending September 19, 2011. On December 5, 2008, we entered into an agreement with the lender whereby we paid a settlement amount of $0.1 million to the lender as consideration for the termination of the Warrant Agreement and we have no further obligations thereunder.

Mortgage-Backed Securities Issued

We finance our investments in residential mortgages through the issuance of mortgage-backed securities by non-qualified special purpose securitization entities that are owner trusts. The mortgage-backed securities issued maintain the identical terms of the underlying residential mortgage loans with respect to maturity, duration of the fixed-rate period and floating rate reset provision after the expiration of the fixed-rate period. Principal payments on the mortgage-backed securities issued are match-funded by the receipt of principal payments on the residential mortgage loans. Although residential mortgage loans which have been securitized, are consolidated on our balance sheet, the non-qualified special purpose entities that hold such residential mortgage loans are separate legal entities. Consequently, the assets of these non-qualified special purpose entities collateralize the debt of such entities and are not available to our creditors. As of December 31, 2008 and 2007, $3.6 billion and $4.1 billion, respectively, of principal amount residential mortgages and mortgage-related receivables collateralized our mortgage-backed securities issued.

On June 27, 2007, we issued $619.0 million of AAA rated RMBS, issued $27.0 million of subordinated notes and paid approximately $1.5 million of transaction costs. The securitization was completed via an owner’s trust structure and we retained 100% of the owners trust certificates and subordinated notes of the securitization with a par amount of $27.0 million. At the time of closing, the securitization owners trust purchased approximately $645.0 million of residential mortgage loans from us. The securitization owners trust is a non-qualified special purpose entity and we consolidate the securitization owners trust.

Trust Preferred Obligations

Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by us for the portion of the total TruPS that are owned by entities outside of the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. We do not control the timing or ultimate payment of the trust preferred obligations.

As of January 1, 2008, we adopted the fair value option under SFAS No. 159 and elected to record trust preferred obligations at fair value. At adoption, we decreased the carrying amount of the trust preferred obligations by $52.1 million to reflect these liabilities at fair value in our financial statements. The change in fair value of the trust preferred obligations was a decrease of $145.4 million for the year ended December 31, 2008, respectively, and was included in our consolidated statements of operations.

CDO Notes Payable

CDO notes payable represent notes issued by CDO entities which are used to finance the acquisition of TruPS, unsecured REIT notes, CMBS securities, commercial mortgages, mezzanine loans, and other loans. Generally, CDO notes payable are comprised of various classes of notes payable, with each class bearing interest at variable or fixed rates.

CDO notes payable, at amortized cost. On June 7, 2007, we closed RAIT II, a $832.9 million CDO transaction that provides financing for commercial and mezzanine loans. RAIT II received commitments for $722.7 million of CDO notes payable, all of which were issued at par to investors. As of December 31, 2008, we retained $20.0 million of the notes rated between “A” and “A-” by Standard & Poor’s, $65.9 million of the notes rated between “BBB+” and “BB” by Standard & Poor’s and all $110.2 million of the preference shares. The investments that are owned by RAIT II are pledged as collateral to secure its debt and, as a result, are not available to us, our creditors or our shareholders. The notes issued to investors bear interest at rates ranging from LIBOR plus 0.29% to LIBOR plus 4.00%. All of the notes mature in 2045, although RAIT II may call the notes at par at any time after June 2017. The notes rated between A and A- that we have retained, bear interest at rates ranging from LIBOR plus 1.15% to LIBOR plus 1.40% and the notes rated between BBB+ and BB that we have retained, bear interest at rates ranging from LIBOR plus 2.10% to LIBOR plus 4.00%.

During the year ended December 31, 2008, we repurchased, from the market, a total of $3.0 million in aggregate principal amount of CDO notes payable associated with RAIT CRE CDO I, Ltd. The total purchase price was $0.8 million and we recorded gains on extinguishment of debt of $2.2 million.

CDO notes payable, at fair value. On March 29, 2007, we closed Taberna VIII, a $772.0 million CDO transaction that provides financing for investments consisting of TruPS issued by REITs and real estate operating companies, senior and subordinated notes issued by real estate entities, commercial mortgage-backed securities, other real estate interests, senior loans and CDOs issued by special purpose issuers that own a portfolio of commercial real estate loans. The investments that are owned by Taberna VIII are pledged as collateral to secure its debt and, as a result, are not available to us, our creditors or our shareholders. Taberna VIII received commitments for $712.0 million of CDO notes payable, all of which were issued at par to investors. As of December 31, 2008, we have retained $18.0 million of notes rated “AA” by Standard & Poor’s, $55.0 million of the notes rated between “BBB” and “BB” and all $60.0 million of the preference shares. The notes issued to investors bear interest at rates ranging from LIBOR plus 0.34% to LIBOR plus 4.90%. All of the notes mature in 2037, although Taberna VIII may call the notes at par at any time after May 2017. The notes rated AA that we have retained, bear interest at a rate of LIBOR plus 0.70% and the notes rated between BBB and BB that we have retained, bear interest at rates ranging from LIBOR plus 2.85% to LIBOR plus 4.90%.

On June 28, 2007, we closed Taberna IX, a $757.5 million CDO transaction that provides financing for investments consisting of TruPS issued by REITs and real estate operating companies, senior and subordinated notes issued by real estate entities, commercial mortgage-backed securities, other real estate interests, senior loans and CDOs issued by special purpose issuers that own a portfolio of commercial real estate loans. The investments that are owned by Taberna IX are pledged as collateral to secure its debt and, as a result, are not available to us, our creditors or our shareholders. Taberna IX received commitments for $705.0 million of CDO notes payable, all of which were issued at par to investors. As of December 31, 2008, we retained $45.0 million of the notes rated between “AAA” and “A-” by Standard & Poor’s, $89.0 million of the notes rated between “BBB” and “BB” by Standard & Poor’s and all $52.5 million of the preference shares. The notes issued to investors bear interest at rates ranging from LIBOR plus 0.34% to LIBOR plus 5.50%. All of the notes mature in 2038, although Taberna IX may call the notes at par at any time after May 2017. The notes rated between AAA and A- that we have retained, bear interest at rates ranging from LIBOR plus 0.65% to LIBOR plus 1.90% and the notes rated between BBB and BB that we have retained, bear interest at rates ranging from LIBOR plus 3.25% to LIBOR plus 5.50%.

As of January 1, 2008, we adopted the fair value option under SFAS No. 159 and elected to record CDO notes payable at fair value. These CDO notes payable are collateralized by trading securities, security-related receivables and loans. At adoption, we decreased the carrying amount of these CDO notes payable by $1.5 billion to reflect these liabilities at fair value in our financial statements. The change in fair value of these CDO notes payable was a decrease of $1.4 billion for the year ended December 31, 2008 and was included in our consolidated statements of operations.

During the years ended December 31, 2008 and 2007, several of our consolidated CDOs failed overcollateralization, or OC, trigger tests which resulted in a change to the priority of payments to the debt and equity holders of the respective securitizations. Upon the failure of an OC test, the indenture of each CDO requires cash flows that would otherwise have been distributed to us as equity distributions, or in some cases interest payments on our retained CDO notes payable, to be used to sequentially pay down the outstanding principal balance of the most senior note holders. The OC tests failures were due to defaulted collateral assets and credit risk securities. During the years ended December 31, 2008 and 2007, $53.6 million and $19.4 million of cash flows were re-directed from our retained interests in these CDOs and were used to repay the most senior holders of our CDO notes payable.

Convertible Senior Notes

On April 18, 2007, we issued and sold in a private offering to qualified institutional buyers, $425.0 million aggregate principal amount of 6.875% convertible senior notes due 2027, or the senior notes. After deducting the initial purchaser’s discount and the estimated offering expenses, we received approximately $414.3 million of net proceeds. Interest on the senior notes is paid semi-annually and the senior notes mature on April 15, 2027. The senior notes were issued at a discount of $2.0 million associated with the adoption of FSP APB 14-1.

Prior to April 20, 2012, the senior notes will not be redeemable at RAIT’s option, except to preserve RAIT’s status as a REIT. On or after April 20, 2012, RAIT may redeem all or a portion of the senior notes at a redemption price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any. Senior note holders may require RAIT to repurchase all or a portion of the senior notes at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any, on the senior notes on April 15, 2012, April 15, 2017, and April 15, 2022, or upon the occurrence of certain change in control transactions prior to April 20, 2012.

Prior to April 15, 2026, upon the occurrence of specified events, the Senior Notes will be convertible at the option of the holder at an initial conversion rate of 28.6874 shares per $1,000 principal amount of Senior Notes. The initial conversion price of $34.86 represents a 27.5% premium to the per share closing price of $27.34 on the date the offering was priced. Upon conversion of Senior Notes by a holder, the holder will receive cash up to the principal amount of such Senior Notes and, with respect to the remainder, if any, of the conversion value in excess of such principal amount, at the option of RAIT in cash or RAIT’s common shares. The initial conversion rate is subject to adjustment in certain circumstances. We include the senior notes in earnings per share using the treasury stock method if the conversion value in excess of the par amount is considered in the money during the respective periods.

During the year ended December 31, 2008, we repurchased, from the market, a total of $40.8 million in aggregate principal amount of convertible senior notes for a total purchase price of $18.7 million. As a result, we recorded gains on extinguishment of debt of $21.2 million, net of $0.9 million deferred financing costs that were written off associated with the convertible senior notes. As of December 31, 2008, we have $384.2 million unpaid principal balance of convertible senior notes outstanding.

Equity Financing.

Preferred Shares

In 2004, we issued 2,760,000 shares of our 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series A Preferred Shares, for net proceeds of $66.6 million. The Series A Preferred Shares accrue cumulative cash dividends at a rate of 7.75% per year of the $25.00 liquidation preference, equivalent to $1.9375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series A Preferred Shares have no maturity date and we are not required to redeem the Series A Preferred Shares at any time. We may not redeem the Series A Preferred Shares before March 19,

2009, except in limited circumstances relating to the ownership limitations necessary to preserve our tax qualification as a real estate investment trust. On or after March 19, 2009, we may, at our option, redeem the Series A Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

In 2004, we issued 2,258,300 shares of our 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series B Preferred Shares, for net proceeds of $54.4 million. The Series B Preferred Shares accrue cumulative cash dividends at a rate of 8.375% per year of the $25.00 liquidation preference, equivalent to $2.09375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series B Preferred Shares have no maturity date and we are not required to redeem the Series B Preferred Shares at any time. We may not redeem the Series B Preferred Shares before October 5, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve our tax qualification as a real estate investment trust. On or after October 5, 2009, we may, at our option, redeem the Series B Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

On July 5, 2007, we issued 1,600,000 shares of our 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, or the Series C Preferred Shares, in a public offering at an offering price of $25.00 per share. After offering costs, including the underwriters’ discount, and expenses of $1.7 million, we received $38.3 million of net proceeds. The Series C Preferred Shares accrue cumulative cash dividends at a rate of 8.875% per year of the $25.00 liquidation preference and are paid on a quarterly basis. The Series C Preferred Shares have no maturity date and we are not required to redeem the Series C Preferred Shares at any time. We may not redeem the Series C Preferred Shares before July 5, 2012, except for the special optional redemption to preserve our tax qualification as a REIT. On or after July 5, 2012, we may, at our option, redeem the Series C Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

On January 29, 2008, our board of trustees declared a first quarter 2008 cash dividend of $0.484375 per share on our 7.75% Series A Preferred Shares, $0.5234375 per share on our 8.375% Series B Preferred Shares and $0.5546875 per share on our 8.875% Series C Preferred Shares. The dividends were paid on March 31, 2008 to holders of record on March 3, 2008 and totaled $3.4 million.

On April 17, 2008, our board of trustees declared a second quarter 2008 cash dividend of $0.484375 per share on our 7.75% Series A Preferred Shares, $0.5234375 per share on our 8.375% Series B Preferred Shares and $0.5546875 per share on our 8.875% Series C Preferred Shares. The dividends were paid on June 30, 2008 to holders of record on June 2, 2008 and totaled $3.4 million.

On July 29, 2008, our board of trustees declared a third quarter 2008 cash dividend of $0.484375 per share on our 7.75% Series A Preferred Shares, $0.5234375 per share on our 8.375% Series B Preferred Shares and $0.5546875 per share on our 8.875% Series C Preferred Shares. The dividends were paid on September 30, 2008 to holders of record on September 2, 2008 and totaled $3.4 million.

On October 22, 2008, our board of trustees declared a fourth quarter 2008 cash dividend of $0.484375 per share on our 7.75% Series A Preferred Shares, $0.5234375 per share on our 8.375% Series B Preferred Shares and $0.5546875 per share on our 8.875% Series C Preferred Shares. The dividends totaling $3.4 million were paid on December 31, 2008 to holders of record on December 1, 2008.

On January 27, 2009, our board of trustees declared a first quarter 2009 cash dividend of $0.484375 per share on our 7.75% Series A Preferred Shares, $0.5234375 per share on our 8.375% Series B Preferred Shares and $0.5546875 per share on our 8.875% Series C Preferred Shares. The dividends will be paid on March 31, 2009 to holders of record on March 2, 2009.

Common Shares

On January 8, 2008, the compensation committee of our board of trustees, or the Compensation Committee, awarded 324,200 phantom units, valued at $2.4 million using our closing stock price of $7.55, to various non-executive employees. The awards generally vest over four year periods.

On January 14, 2008, we paid a quarterly distribution of $0.46 per common share totaling $28.1 million to shareholders of record as of December 17, 2007.

On January 24, 2008, 14,457 of our phantom unit awards were redeemed for our common shares. These phantom units were fully vested at the time of redemption.

On March 5, 2008, the Compensation Committee awarded 26,712 phantom units, valued at $0.2 million using our closing stock price of $6.55, to trustees. These awards vest immediately.

On March 25, 2008, our board of trustees declared a quarterly distribution of $0.46 per common share totaling $28.1 million that was paid on May 15, 2008 to shareholders of record as of April 4, 2008.

On June 30, 2008, our board of trustees declared a quarterly distribution of $0.46 per common share totaling $29.4 million that was paid on August 12, 2008 to shareholders of record as of July 16, 2008.

On August 7, 2008, the Compensation Committee awarded 24,927 phantom units, valued at $0.2 million using our closing stock price of $7.02, to trustees. These awards vested immediately.

On October 10, 2008, our board of trustees declared a distribution of $0.35 per common share totaling $22.7 million that was paid on December 5, 2008 to shareholders of record as of October 31, 2008.

We implemented an amended and restated dividend reinvestment and share purchase plan, or DRSPP, effective as of March 13, 2008, pursuant to which we registered and reserved for issuance 10,000,000 common shares. During the year ended December 31, 2008, we issued a total of 3,666,558 common shares pursuant to the DRSPP at a weighted-average price of $7.75 per share and we received $28.4 million of net proceeds.

Off-Balance Sheet Arrangements and Commitments

We had warehouse arrangements with various investment banks. These warehouse arrangements were free-standing derivatives under SFAS No. 133. As such, our investment, or first-dollar risk of loss, was recorded at fair value each period with the change in fair value recorded in earnings.

During the year ended December 31, 2008, our two warehouse facilities were terminated and $32.1 million was charged to earnings through the change in fair value of free-standing derivatives. The write-off of these warehouse deposits was our only exposure under our warehouse agreements and we have no further obligations thereunder. We are not party to any warehouse facilities as of December 31, 2008.

On June 25, 2007, one of our subsidiaries provided an option to a warehouse provider for us to provide credit default protection on two reference securities. This option was terminated in May 2008 and we have no further obligation thereunder.

Contractual Commitments

The table below summarizes our contractual obligations as of December 31, 2008:

	Payment due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(dollars in thousands)
Secured credit facilities and other indebtedness (a)	$202,092	$33,042	$86,399	$—	$82,651
Mortgage-backed securities issued, unpaid principal balance	3,388,199	—	—	—	3,388,199
Trust preferred obligations	359,459	—	—	—	359,459
CDO notes payable	5,057,178	—	—	—	5,057,178
Convertible senior notes	384,168	—	—	384,168	—
Operating lease agreements	9,815	2,072	3,277	2,221	2,245
Funding commitments to borrowers (b)	98,670	31,969	32,624	—	34,077

Total	$9,499,581	$67,083	$122,300	$386,389	$8,923,809

(a)	Includes $14.2 million of indebtedness associated with one property designated as held for sale as of December 31, 2008.

(b)	Amounts represent the commitments we have made to fund borrowers in our existing lending arrangements as of December 31, 2008.